Exhibit 10.1

EURO 130,000,000

FIVE YEAR CREDIT AGREEMENT

dated as of November 8, 2005

by and among

MOHAWK INTERNATIONAL HOLDINGS S.À R.L.,

as Borrower,

MOHAWK INDUSTRIES, INC.,
as Guarantor,

the Banks referred to herein,

and

KBC BANK NV,
as Administrative Agent and the Issuer

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Table of Contents

Page

Article I DEFINITIONS       2

SECTION 1.01. Definitions 2

SECTION 1.02. Accounting Terms and Determinations                14

SECTION 1.03. References 14

SECTION 1.04. Use of Defined Terms              14

SECTION 1.05. Terminology              14

SECTION 1.06. Determination of Amounts     14

Article II THE CREDITS     15

SECTION 2.01. Commitments to Lend              15

SECTION 2.02. Method of Borrowing Syndicated Loans             15

SECTION 2.03. Continuation Elections            16

SECTION 2.04. [Reserved]. 16

SECTION 2.05. Maturity of Loans.   16

SECTION 2.06. Interest Rates            17

SECTION 2.07. Fees            17

SECTION 2.08. Optional Termination or Reduction of Commitments         18

SECTION 2.09. Termination of Commitments  18

SECTION 2.10. Optional Prepayments             18

SECTION 2.11. Mandatory Prepayments         19

SECTION 2.12. General Provisions as to Payments       19

SECTION 2.13. Computation of Interest and Fees         19

SECTION 2.14. Letters of Credit        19

SECTION 2.15. Availability of Ancillary Facilities         22

SECTION 2.16. Terms of Ancillary Facilities   23

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SECTION 2.17. Commitment of an Ancillary Bank         24

SECTION 2.18. Repayment of Ancillary Facility             24

Article III CONDITIONS TO BORROWINGS AND ISSUANCE OF NEW LETTERS OF CREDIT        25

SECTION 3.01. Conditions to Closing              25

SECTION 3.02. Conditions to All Borrowings and Issuance of Letters of Credit     25

Article IV REPRESENTATIONS AND WARRANTIES                26

SECTION 4.01. Corporate Existence and Power              26

SECTION 4.02. Corporate and Governmental Authorization; No Contravention      26

SECTION 4.03. Binding Effect           26

SECTION 4.04. Financial Information               26

SECTION 4.05. No Litigation             27

SECTION 4.06. Compliance with ERISA          27

SECTION 4.07. Taxes          27

SECTION 4.08. Subsidiaries               27

SECTION 4.09. Not an Investment Company  27

SECTION 4.10. Ownership of Property, Liens 27

SECTION 4.11. No Default 28

SECTION 4.12. Full Disclosure          28

SECTION 4.13. Environmental Matters.           28

SECTION 4.14. Capital Stock             28

SECTION 4.15. Margin Stock             28

SECTION 4.16. Insolvency 29

SECTION 4.17. Anti-Terrorism Laws.               29

SECTION 4.18. Pari Passu Ranking.  29

Article V COVENANTS      30

SECTION 5.01. Information                30

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SECTION 5.02. Inspection of Property, Books and Records        31

SECTION 5.03. Debt to Capitalization Ratio    31

SECTION 5.04. Restricted Payments                31

SECTION 5.05. Investments               31

SECTION 5.06. Negative Pledge        32

SECTION 5.07. Maintenance of Existence; Lines of Business     32

SECTION 5.08. Dissolution                33

SECTION 5.09. Consolidation, Mergers, Sales of Assets and Dissolution                33

SECTION 5.10. Use of Proceeds        33

SECTION 5.11. Compliance with Laws; Payment of Taxes           33

SECTION 5.12. Insurance   34

SECTION 5.13. Change in Fiscal Year              34

SECTION 5.14. Maintenance of Property        34

SECTION 5.15. Environmental Notices            34

SECTION 5.16. Environmental Matters            34

SECTION 5.17. Environmental Release            34

SECTION 5.18. Debt of Subsidiaries 35

SECTION 5.19. "Know Your Customer" Checks.           35

Article VI DEFAULTS         36

SECTION 6.01. Events of Default      36

SECTION 6.02. Notice of Default      38

SECTION 6.03. Crediting of Payments and Proceeds    38

Article VII THE AGENT      38

SECTION 7.01. Appointment; Powers and Immunities  38

SECTION 7.02. Reliance by Administrative Agent        39

SECTION 7.03. Defaults      39

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SECTION 7.04. Rights of Administrative Agent and its Affiliates as a Bank            39

SECTION 7.05. Indemnification         40

SECTION 7.06. Intentionally Omitted.              40

SECTION 7.07. [Reserved]  40

SECTION 7.08. Nonreliance on Administrative Agent and Other Banks   40

SECTION 7.09. Failure to Act            40

SECTION 7.10. Resignation of Administrative Agent.  40

Article VIII CHANGE IN CIRCUMSTANCES; TAXES; COMPENSATION              41

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair 41

SECTION 8.02. Illegality     41

SECTION 8.03. Increased Cost and Reduced Return     42

SECTION 8.04. Compensation           43

SECTION 8.05. Taxes.         43

SECTION 8.06. Replacement of Banks             44

SECTION 8.07. Alternative Currency Matters                45

Article IX MISCELLANEOUS           46

SECTION 9.01. Notices       46

SECTION 9.02. No Waivers               48

SECTION 9.03. Expenses    48

SECTION 9.04. Indemnification; Waiver of Consequential Damages         48

SECTION 9.05. Sharing of Setoffs     48

SECTION 9.06. Amendments and Waivers     49

SECTION 9.07. Successors and Assigns         50

SECTION 9.08. Confidentiality          52

SECTION 9.09. Representation by Banks        52

SECTION 9.10. Obligations Several  52

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SECTION 9.11. Governing Law          52

SECTION 9.12. Interpretation            52

SECTION 9.13. CONSENT TO JURISDICTION              52

SECTION 9.14. Judgment Currency  53

SECTION 9.15. Counterparts             53

SECTION 9.16. Reversal of Payments              53

SECTION 9.17. Survival of Indemnities            53

SECTION 9.18. Integration 53

SECTION 9.19. Mohawk Credit Agreement Provisions 53

SECTION 9.20. USA Patriot Act.       54

SECTION 9.21. Additional Borrowers.             54

SECTION 9.22. Service of process    54

SECTION 9.23. Severability.               55

Article X GUARANTY AND INDEMNIFICATION       55

SECTION 10.01. Guaranty and Indemnification              55

SECTION 10.02. Guaranty of Payment and Not of Collection      55

SECTION 10.03. Guaranty Absolute 56

SECTION 10.04. Waiver      56

SECTION 10.05. Inability to Accelerate           56

SECTION 10.06. Reinstatement of Guarantied Obligations           56

SECTION 10.07. Subrogation             56

SECTION 10.08. Expenses  56

SECTION 10.09. Cumulative Rights  56

SECTION 10.10. Nature of Rights     57

Exhibits

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EXHIBIT A           Form of Opinion of Counsel for the Administrative Agent on behalf of the Banks

EXHIBIT B            Form of Opinion of Counsel for the Borrower

EXHIBIT C            Form of Assignment and Acceptance

EXHIBIT D-1        Form of Notice of Borrowing

EXHIBIT D-2        Form of Notice of Continuation

EXHIBIT E            Form of Compliance Certificate

EXHIBIT F            Form of Accession Letter

Schedules

Schedule 1.01(a)   Commitments and Lending Offices

Schedule 2.06        Mandatory Costs

Schedule 4.05        Litigation

Schedule 4.08        Subsidiaries

Schedule 5.06        Existing Liens

Schedule 9.21        Conditions Precedent Required To Be Delivered By An Additional Borrower

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FIVE YEAR CREDIT AGREEMENT

THIS FIVE YEAR CREDIT AGREEMENT dated as of November 8, 2005, by and among MOHAWK INTERNATIONAL HOLDINGS S.À R.L., as Borrower, MOHAWK INDUSTRIES, INC., as Guarantor, KBC BANK NV, as Administrative Agent, and the other Banks from time to time party hereto.

DEFINITIONS

Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

"Accession Letter" means a letter substantially in the form of Exhibit F.

"Additional Borrower" means a Subsidiary of the Borrower which becomes a Borrower after the date of this Agreement under Section 9.21 (Additional Borrowers).

"Administrative Agent" means KBC, in its capacity as administrative agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

"Affected Bank" has the meaning set forth in Section 8.06.

"Affiliate" means (a) with respect to the Guarantor or any of its Subsidiaries, (i) any Person that directly, or indirectly through one or more intermediaries, controls the Guarantor (a "Controlling Person"), (ii) any Person (other than the Guarantor or a Subsidiary) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary) of which the Guarantor owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests; as used in this clause (a), the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (b) with respect to any other Person, a Subsidiary or a Holding Company of such Person or any other Subsidiary of that Holding Company.

"Agreement" means this Five Year Credit Agreement, together with all amendments and modifications hereto.

"Aladdin" means Aladdin Manufacturing Corporation, a Delaware corporation.

"Alternative Currency" shall mean (a) Dollars, (b) Sterling, (c) Canadian Dollars and (d) with the prior written consent of each Bank, any other lawful currency (other than Euros); provided that such currency is freely convertible into Euros in the European interbank market.

"Alternative Currency Amount" shall mean, at any time, with respect to any amount denominated in Euros, the equivalent amount thereof in the applicable Alternative Currency at the most favorable spot exchange rate in the Brussels foreign exchange market for the purchase of such Alternative Currency with Euros, as determined by the Administrative Agent or the Issuer, as applicable, at approximately 11:00 A.M. (the time of the Administrative Agent) 2 Business Days prior to the date on which the foreign exchange computation is made.

"Alternative Currency Letter of Credit" shall mean any Letter of Credit denominated in an Alternative Currency.

"Alternative Currency Loan" shall mean any Syndicated Loan denominated in an Alternative Currency.

"Ancillary Bank" means a Bank which is making available an Ancillary Facility.

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"Ancillary Commitment" means, for an Ancillary Bank and an Ancillary Facility, the maximum amount denominated in Euros which that Ancillary Bank has agreed (whether or not subject to satisfaction of conditions precedent) to make available under an Ancillary Facility and which has been authorized as such under Section 2.15 (Ancillary Facilities), to the extent not cancelled, transferred or reduced under this Agreement.

"Ancillary Facility" means any facility or financial accommodation denominated in Euros, including any overdraft, established by a Bank under Section 2.15 (Ancillary Facilities) as part or all of its Commitments.

 "Ancillary Facility Document" means any document evidencing an Ancillary Facility.

"Ancillary Outstandings" means, for an Ancillary Facility at any time, the Euro Amount on that date of the aggregate of all of the following amounts (as reasonably determined by the relevant Ancillary Bank) outstanding at that time under that Ancillary Facility:

(a)           all amounts of principal then outstanding under any overdraft, cheque drawing or other account facilities determined on the same basis (whether net or gross) as that for determining any limit on those facilities imposed by the terms of that Ancillary Facility;

(b)           the maximum potential liability (excluding amounts stated to be in respect of interest and fees) under all guarantees, bonds and letters of credit then outstanding under that Ancillary Facility; and

(c)           in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate exposure of that Ancillary Bank under that facility or accommodation, as reasonably determined by that Ancillary Bank from time to time in accordance with its usual banking practice for facilities or accommodation of the relevant type.

"Applicable Margin" means at all times:

for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date for each Eurocurrency Loan shall equal 0.40%; and

from and after the first Performance Pricing Determination Date, for each Eurocurrency Loan, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below with respect to the Guarantor's senior unsecured long-term debt rating as determined by Moody's and S&P and in effect as of such date (the "Debt Rating"); provided, that (i) if either, but not both, of Moody's or S&P shall not have in effect a Debt Rating, then the lower level corresponding to such single Debt Rating shall be used, and (ii) if both Moody's and S&P shall not have in effect a Debt Rating, then the Guarantor and the Banks shall negotiate in good faith to amend this definition to reflect the unavailability of ratings and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Debt Rating most recently in effect prior to such event.

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Level	Debt Rating (S&P/Moody's)	Applicable Margin
I	> A/A2	0.190%
II	A-/A3	0.270%
III	BBB+/Baa1	0.350%
IV	BBB/Baa2	0.400%
V	BBB-/Baa3	0.500%
VI	BBB-/Ba1 or BB+/Baa3	0.550%
VII	< BB+/Ba1	0.625%

Except as otherwise set forth above, in the event of a split Debt Rating between S&P and Moody's: (a) if there is a one level difference between the Debt Ratings, then the level corresponding to the higher Debt Rating shall be used, and (b) if there is a greater than one level difference between the Debt Ratings, then the level corresponding to the Debt Rating one level immediately below the higher Debt Rating shall be used.  The "Performance Pricing Determination Date" is the Business Day on which a change in the applicable Debt Rating is announced or is made publicly available.  Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided that no fees or interest shall be decreased pursuant hereto or to Section 2.07 if an Event of Default is in existence on any Performance Pricing Determination Date.

"Approved Investment" means an Investment in compliance with the Investment Guidelines.

"Asset Securitization" means any sale, assignment or other transfer by the Guarantor or a Subsidiary thereof of accounts receivable or other payment obligations owing to the Guarantor or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Guarantor or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables, payment obligations or other related property.

"Assignee" has the meaning set forth in Section 9.07(c).

"Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form of Exhibit C.

"Authority" has the meaning set forth in Section 8.02.

"Average Utilization" means, for any calendar quarter, the average daily aggregate amount of Syndicated Loans and Letter of Credit Obligations outstanding and Ancillary Outstandings of all Ancillary Facilities during such quarter.

"Banks" means, collectively, each Person executing this Agreement as a "Bank" (including, without limitation, the Issuer, unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Bank pursuant to Section 9.07(c).

"Borrower" means (i) Mohawk International Holdings S.à r.l., a société à responsabilité limitée, organized under the laws of the Grand Duchy of Luxembourg, and its successors and permitted assigns and (ii) with respect to Loans made to, or other credit extended to, an Additional Borrower under this Agreement, a reference to the term "Borrower" shall be deemed to be a reference to such Additional Borrower.

"Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II.  A Borrowing is a "Eurocurrency Borrowing" if such Loans are Eurocurrency Loans.

"Business Day" shall mean a day:

(a)           other than a Saturday, Sunday or other day on which commercial banks in Brussels, Belgium or the Grand Duchy of Luxembourg are authorized or required by law to close;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, which is a TARGET Day;

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(c)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a Permitted Currency other than Euros, on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such Permitted Currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a Permitted Currency other than Euro in respect of a Eurocurrency Loan denominated in a Permitted Currency other than Euros, or any other dealings in any currency other than Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), on which banks are open for foreign exchange business in the principal financial center of the country of such Permitted Currency.

"Canadian Dollar" means, at any time of determination, the then official currency of Canada.

"Capital Stock" means any nonredeemable capital stock of the Guarantor or any Consolidated Subsidiary (to the extent issued to a Person other than the Guarantor), whether common or preferred.

"Catoosa Co. IRB" means that issuance of certain bonds by The Development Authority of Catoosa County, Georgia, pursuant to the terms and conditions set forth in that certain Indenture of Trust dated as of November 1, 1991.

"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. and its implementing regulations and amendments.

"CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

"Change of Law" shall have the meaning set forth in Section 8.02.

"Closing Date" means November 8, 2005.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

"Commitment" means (a) with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule 1.01(a) attached hereto, or in the Assignment and Acceptance by which such Bank became a party hereto, as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09 and (b) as to all Banks, the aggregate commitment of all Banks to make facilities available, as that amount may be reduced at any time or from time to time pursuant to Sections 2.08 and 2.09.  The aggregate Commitments of all Banks on the Closing Date shall be €130,000,000.

"Commitment Percentage" means, with respect to a Bank, the ratio, expressed as a percentage, of (a) the amount of such Bank's Commitment to (b) the aggregate amount of the Commitments of all Banks hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Bank shall be the Commitment Percentage of such Bank in effect immediately prior to such termination or reduction.

"Compliance Certificate" has the meaning set forth in Section 5.01(c).

"Consolidated Debt" means at any date the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

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"Consolidated Net Income" means, for any period, the Net Income of the Guarantor and its Consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, but excluding from the determination thereof (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses, (b) non-cash losses or gains from the proposed or actual disposition of material assets not exceeding $20,000,000 in any fiscal year (c) non-cash goodwill and intangible asset write-downs and restructuring charges (but deducting from the determination of Consolidated Net Income for any period, cash payments made during such period in respect of any goodwill and intangible asset write-downs or restructuring charges recorded after the Closing Date), (d) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Guarantor, (e) non-cash gains or losses under the Statement of Financial Accounting Standards number 133 and its amendments and (f) any equity interests of the Guarantor or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary. For each of the four Fiscal Quarters following the Closing Date, Consolidated Net Income shall be calculated on a pro forma basis as if the Unilin Acquisition had occurred on the first day of such period.

"Consolidated Net Worth" means at any time Stockholders' Equity but excluding from the determination thereof (without duplication) the effect of (a) any foreign currency translation adjustments, (b) any extraordinary or non-recurring, non-cash losses or gains, (c) non-cash losses or gains under the Statement of Financial Accounting Standards number 133 and its amendments, (d) non-cash intangible and material write-downs of assets (but deducting from the determination of Consolidated Net Worth for any period, cash payments made during such period in respect of any write-downs recorded after the Closing Date) not exceeding $20,000,000 in any Fiscal Year and (e) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower.

"Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Guarantor in its consolidated financial statements as of such date.

"Consolidated Tangible Assets" means, at any time, without duplication, Consolidated Total Assets, excluding therefrom all items that are treated as goodwill and other intangible assets under GAAP.

"Consolidated Total Assets" means, at any time, without duplication, (a) the total assets of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries, prepared in accordance with GAAP, plus (b) the accounts receivable balance reported as of the last day of the Fiscal Quarter most recently ended by the Guarantor or a Subsidiary with respect to an Asset Securitization. Consolidated Total Assets shall be calculated on a pro forma basis to include the Unilin Acquisition.

"Consolidated Total Capital" means, at any time, the sum of the following as of such time (a) Consolidated Net Worth, and (b) Consolidated Debt.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414 of the Code.

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"Debt" of any Person means at any date, without duplication, all of the following as of such date (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (f) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (provided, however, solely with respect to commercial letters of credit, such amounts shall be included hereunder only to the extent that they exceed $5,000,000 in the aggregate), (h) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all obligations of such Person with respect to Hedging Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement, if any) (provided, however, solely with respect to Hedging Agreements entered into in the ordinary course of business for natural gas or any other fuels used for the same purposes, such obligations shall be included hereunder only to the extent that they exceed $100,000,000 in the aggregate), (j) all Debt of others Guaranteed by such Person, and (k) the outstanding attributed principal amount under any Asset Securitization. For all purposes of this Agreement, the amount of a Person's Debt under a loan or lease agreement between such Person and a governmental agency that has issued industrial development bonds or similar instruments, the repayment of which is secured by the payment obligations of such Person under such loan or lease agreement, shall be equal to the aggregate principal amount of such bonds or instruments outstanding at the time of determination less the amount of proceeds of such bonds or instruments which at such time are on deposit with a trustee or other fiduciary in a "construction" fund, or other similar fund which would be available to such trustee or other fiduciary to repay the bonds or other instruments if then due and payable.

"Debt to Capitalization Ratio" means the ratio of Consolidated Debt to Consolidated Total Capital.

"Debt Rating" has the meaning set forth in the definition of Applicable Margin.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder, including, without limitation, under Section 8.06 (irrespective of whether any such class of Loans are actually outstanding hereunder).

"Dollars" or "$" means dollars in lawful currency of the United States of America.

"EMU" shall mean economic and monetary union as contemplated in the Treaty on European Union.

"EMU Legislation" shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.

"Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

"Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

"Environmental Liabilities" means any liabilities, whether pending or, to the knowledge of the Guarantor, the Borrower or any Subsidiary threatened, arising from and in any way associated with any Environmental Requirements and which would have or create a reasonable possibility of causing a Material Adverse Effect.

"Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any, violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

"Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

"Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

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"Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to any of the Guarantor, the Borrower,  any Subsidiary, or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

"Euro" or "€" shall mean the single currency to which the Participating Member States of the EMU have converted.

"Euro Amount" shall mean, at any time, (a) with respect to any amount denominated in Euros, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Euros at the most favorable spot exchange rate for the purchase of Euros with such Alternative Currency, as determined by the Administrative Agent or the Issuer, as applicable, at approximately 11:00 A.M. (the time of the Administrative Agent) 2 Business Days prior to the date on which the foreign exchange computation is made.

"EURIBOR" means, in relation to any Loan and for a given Interest Period: (a) the percentage rate per annum equal to the offered quotation shown on Reuters Page EURIBOR 01 of the Banking Federation of the European Union for the Euro for such Interest Period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union for the Euro as the Administrative Agent, after consultation with the Banks and the Borrower, shall select; or (b) if no quotation for the Euro for the relevant Interest Period is displayed and the Administrative Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Administrative Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the Euro of an equivalent amount and for such Interest Period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period.

"Eurocurrency Loan" means a Loan made pursuant to the terms and conditions set forth in Section 2.01(a).

"Event of Default" has the meaning set forth in Section 6.01.

"Excluded Taxes" means, with respect to the Administrative Agent, any Bank, the Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable Lending Office is located, (b) any branch profits taxes or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Bank (other than an Assignee pursuant to a request by the Borrower under Section 8.06), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Bank's failure or inability (other than as a result of a Change in Law) to comply with Section 8.05(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 8.05(a).  Excluded Taxes does not include any withholding tax that is imposed on amounts payable to a Bank by an Additional Borrower.

"Fed" means the U.S. Board of Governors of the Federal Reserve System.

"Fiscal Quarter" means any fiscal quarter of the Guarantor.

"Fiscal Year" means any fiscal year of the Guarantor.

"Foreign Bank" means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

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"Galaxy" means Galaxy Carpet Mills, Inc., a Delaware corporation, which corporation was liquidated into the Guarantor as successor thereto.

"GAAP" means generally accepted accounting principles (a) in the case of the Guarantor, as applied in the United States; or (ii) in the case of the Borrower, as applied in the Grand Duchy of Luxembourg; and applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep‑well, to purchase assets, goods, securities or services, to provide collateral security, to take‑or‑pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantied Obligations" has the meaning set forth in Section 10.01.

"Guarantor" means Mohawk Industries, Inc., a corporation organized under the laws of the State of Delaware of the United States, and its successors and permitted assigns.

"Hazardous Materials" means (a) hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

"Holding Company" of any other Person, means a Person in respect of which that other Person is a Subsidiary.

"Indemnified Taxes" means Taxes and Other Taxes other than Excluded Taxes.

"Interest Period" means with respect to each Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third, sixth, or, if each Bank consents thereto, twelfth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)           any Interest Period (other than an Interest Period determined pursuant to paragraph (c) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (c) below, end on the last Business Day of the appropriate subsequent calendar month; and

NY:791404.13

(c)           any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

"Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

"Investment Guidelines" means the guidelines for investment of funds of the Guarantor and the Subsidiaries as approved by the Board of Directors of the Guarantor or an authorized executive committee thereof and in effect on the Closing Date, as modified or supplemented from time to time with the approval of the Board of Directors of the Guarantor or an authorized executive committee.

"IRS Code" means the United States Internal Revenue code of 1986, as amended, or any successor United States tax code.

"Issuer" means the Administrative Agent.

"KBC" means KBC Bank NV, and its successors and, as the context requires, its permitted assigns.

"Lending Office" means, as to each Bank, its office located at its address set forth on Schedule 1.01(a) attached hereto or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower.

"Letter of Credit" means each standby or commercial letter of credit issued by the Issuer for the account of the Borrower pursuant to Section 2.14(a).

"Letter of Credit Application" means an application, in the form specified by the Issuer from time to time, requesting the Issuer to issue a Letter of Credit.

"Letter of Credit Fee" means a letter of credit fee in an amount equal to the Applicable Margin for Eurocurrency Loans multiplied by the average daily amount of the Letter of Credit Obligations, computed for the actual number of days elapsed on the basis of a 365 or 366 day year, as applicable.

"Letter of Credit Obligations" shall mean, at any time, the aggregate unfunded amount of the outstanding Letters of Credit.

"Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement, which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law.  For the purposes of this Agreement, the Borrower, Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loan" means a Syndicated Loan and "Loans" means Syndicated Loans.

"Loan Documents" means this Agreement, including the Guarantee herein, and any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered in connection with this Agreement or the Loans, as such documents and instruments may be amended or modified from time to time.

"Mandatory Cost" means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 2.06 (Calculation of the Mandatory Cost).

"Margin Stock" means "margin stock" as defined in Regulations T, U or X.

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"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or  occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Guarantor and its Consolidated Subsidiaries taken as a whole; (b) the rights and remedies of the Banks under the Loan Documents, or the ability of the Guarantor to perform its obligations under the Loan Documents to which it is a party, as applicable; or (c) the legality, validity or enforceability of any Loan Document.

"Mohawk Credit Agreement" means that 5-Year Credit Agreement dated as of October 28, 2005 among the Guarantor, Wachovia Bank, National Association, as administrative agent and the other lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

"Mohawk Credit Agreement Default" means any event or condition set forth in Section 6.01 of the Mohawk Credit Agreement.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Notice of Borrowing" has the meaning set forth in Section 2.02.

"Notice of Continuation" has the meaning set forth in Section 2.03.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning set forth in Section 9.07(b).

"Participating Member State" shall mean each state so described in any EMU Legislation.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Performance Pricing Determination Date" has the meaning set forth in the definition of Applicable Margin.

"Permitted Acquisition" means a non-hostile acquisition, however structured, of all or substantially all of the assets of, or a majority of all the issued and outstanding capital stock of, a Person; provided that the Guarantor will be in compliance with Section 5.07 after giving effect to such acquisition. The Unilin Acquisition is a Permitted Acquisition.

"Permitted Currency" shall mean Euros or any Alternative Currency, or each such currency, as the context requires.

"Permitted Line of Business" means businesses in substantially the same fields as the businesses conducted by the Borrower and its Subsidiaries on the Closing Date and after giving effect to the Unilin Acquisition (including, without limitation, the manufacturing, marketing and/or distribution of commercial or home furnishings and floor coverings and other reasonably related products and any "vertical integration" with respect thereto) and in lines of business reasonably related thereto.

"Person" means an individual, a corporation, a partnership, an unincorporated association, joint venture, limited liability company, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

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"Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

"Quotation Date" means, with respect to an Interest Period for a given Syndicated Loan: (a) if such Loan is denominated in Euro, two TARGET Days before the first day of such Interest Period; (b) if such Loan is denominated in Sterling, the first day of such Interest Period; or (c) if such Loan is denominated in any other Alternative Currency, the date two Business Days before the first day of such Interest Period.

"Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (a) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (b) redeemable at the option of the holder thereof.

"Reference Banks" means the principal Brussels office of KBC and the principal Brussels office of ING Luxembourg SA or such other bank or banks as may from time to time be agreed between the Borrower and the Administrative Agent acting on the instructions of the Required Banks.

"Register" has the meaning assigned thereto in Section 9.07(d).

"Regulation T" means Regulation T of the Fed, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Regulation U" means Regulation U of the Fed, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Regulation X" means Regulation X of the Fed, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Reimbursement Obligations" means the reimbursement or repayment obligations of the Borrower to the Issuer pursuant to Section 2.14 with respect to Letters of Credit and the applicable Letter of Credit Application.

"Replacement Bank" has the meaning set forth in Section 8.06.

"Required Banks" means at any time Banks having more than 50% of the aggregate amount of the Commitments, or if the Commitments are no longer in effect, holding more than 50% of the aggregate outstanding principal amount of the Loans; provided, however, at any time that there are less than three Banks, the "Required Banks" shall mean all Banks.

"Responsible Officer" means the chief executive officer, president, vice president and general counsel, chief financial officer, controller or treasurer of, respectively, the Guarantor or Borrower.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of, respectively, the Guarantor or Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of, respectively, the Guarantor or Borrower.

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"Restricted Payment" means (a) any dividend or other distribution on any shares of the Guarantor's capital stock (except dividends payable solely in shares of its capital stock) or (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Guarantor's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (ii) any option, warrant or other right to acquire shares of the Guarantor's capital stock.

"Revaluation Date" shall mean (a) with respect to any Alternative Currency Loan, each of the following: (i) the date of a borrowing of such Alternative Currency Loan, (ii) each date of a continuation of such Alternative Currency Loan, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Banks shall reasonably require; and (b) with respect to any Alternative Currency Letter of Credit, each of the following: (i) the date of issuance of such Alternative Currency Letter of Credit, (ii) each date of an amendment of such Alternative Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuer of any drawing under such Alternative Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuer shall reasonably determine or the Required Banks shall reasonably require.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Sterling" shall mean, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

"Stockholders' Equity" means, at any time, the stockholders' equity of the Guarantor and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries prepared in accordance with GAAP and delivered to the Administrative Agent pursuant to Section 5.01, but excluding any Redeemable Preferred Stock of the Guarantor or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to, (a) the par or stated value of all outstanding Capital Stock, (b) capital surplus, (c) retained earnings, and (d) various deductions such as purchases of treasury stock, valuation allowances, receivables due from an employee stock ownership plan, employee stock ownership plan debt guarantees, and foreign currency translation adjustments. Stockholders' Equity shall be calculated on a pro forma basis to include the Unilin Acquisition.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by, as relevant, the Borrower or Guarantor.

"Summerville City IRB" means that issuance of certain bonds by The Development Authority of the City of Summerville, Georgia, pursuant to the terms and conditions set forth in that certain Trust Indenture dated as of September 1, 1997.

 "Syndicated Borrowing" means any Eurocurrency Loans made to the Borrower pursuant to the terms and conditions set forth in Section 2.01.

"Syndicated Loans" means Eurocurrency Loans.

"TARGET Day" shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means whichever is applicable of (a) the date that is five (5) years following the Closing Date, (b) the date the Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (c) the date the Borrower terminates the Commitments entirely pursuant to Section 2.08.

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"Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

"Transferee" has the meaning set forth in Section 9.07(e).

"Treaty on European Union" shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

"Unilin Acquisition" means the acquisition by the Guarantor directly, or through one or more Subsidiaries, of the outstanding shares of Unilin Holding NV pursuant to the terms of the Unilin Purchase Agreement.

"Unilin Purchase Agreement" means the Share Purchase Agreement dated as of July 2, 2005 between Cigales SAK, as seller, and the Guarantor, as purchaser, as amended from time to time.

"Unused Commitments" means at any date an amount equal to (a) the aggregate Commitments less (b) the aggregate outstanding principal amount of the Syndicated Loans less (c) the Letter of Credit Obligations.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Public Law 107-56 (signed into law October 26, 2001).

"Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Guarantor or a Consolidated Subsidiary.

Accounting Terms and Determinations.  Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Guarantor's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Guarantor delivered to the Banks unless with respect to any such change concurred in by the Guarantor's independent public accountants or required by GAAP, in determining compliance with  any of the provisions of any of the Loan Documents: (a) the Borrower or the Guarantor shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (b) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events, the Banks, the Guarantor and the Borrower shall negotiate in good faith to resolve any existing disagreements regarding such calculations, provided, that if such disagreements are not resolved within 30 days after receipt of a notice of objection, such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).References.  Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

Use of Defined Terms

.  All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

Terminology

.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.  Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Determination of Amounts

.  Unless otherwise specified, for purposes of this Agreement, any determination of the amount of any outstanding Syndicated Loans, Letter of Credit Obligations or other obligations payable under this Agreement shall be based upon the Euro Amount of such outstanding Syndicated Loans, Letter of Credit Obligations or other obligations payable under this Agreement.

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THE CREDITS

Commitments to Lend

.

Syndicated Loans.  Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Loans in a Permitted Currency to the Borrower from time to time before the Termination Date; provided that, immediately after each such Syndicated Loan is made, the aggregate outstanding principal amount of Syndicated Loans by such Bank plus the amount of such Bank's Commitment Percentage of all outstanding Letter of Credit Obligations plus such Bank's Ancillary Commitments shall not exceed the amount of its Commitment, and the sum of (x) the aggregate outstanding principal amount of all Syndicated Loans plus (y) the Letter of Credit Obligations plus all Ancillary Commitments shall not exceed the aggregate amount of the Commitments.

Each Syndicated Borrowing under this Section shall be in an aggregate principal amount of €500,000 or any larger integral multiple of €250,000 (or, in each case, the Alternative Currency Amount thereof), except that any such Syndicated Borrowing may be in the aggregate amount of the Unused Commitments, and shall be made from the several Banks in proportion to their respective Commitment Percentages.  Within the foregoing limits, the Borrower may borrow under this Section, repay or, subject to the provisions of Section 2.10, prepay Syndicated Loans and reborrow under this Section at any time before the Termination Date.

Method of Borrowing Syndicated Loans

.

The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing"), which shall be substantially in the form of Exhibit D-1, prior to (i) 11:00 A.M. (the time of the Administrative Agent) at least one (1) Business Day before each Eurocurrency Borrowing denominated in Sterling and (ii) 11:00 A.M. (the time of the Administrative Agent) at least three (3) Business Days before each Eurocurrency Borrowing denominated in Euros or an Alternative Currency other than Sterling, specifying:

the date of such Borrowing, which shall be a Business Day,

the aggregate amount of such Borrowing,

the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

the Permitted Currency in which such Eurocurrency Borrowing is to be denominated, and how the proceeds of such Borrowing are to be made available to the Borrower.

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's Commitment Percentage of such Syndicated Borrowing and, such Notice of Borrowing, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower (except as otherwise provided in Section 8.01).

Not later than 11:00 A.M. (the time of the Administrative Agent) on the date of each Syndicated Borrowing denominated in Euros, each Bank shall make available its respective Commitment Percentage of such Syndicated Borrowing in Euros in immediately available funds to the Administrative Agent at its address determined pursuant to Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied or waived in accordance with Section 9.06, the Administrative Agent will make the funds so received from the Banks available to the Borrower in the manner provided for in the applicable Notice of Borrowing no later than 11:00 A.M. (the time of the Administrative Agent).

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Not later than 11:00 A.M. (the time of the Administrative Agent) on the date of each Syndicated Borrowing denominated in an Alternative Currency, each Bank shall make available its respective Commitment Percentage of such Syndicated Borrowing, in the requested Alternative Currency in immediately available funds at the office of the Administrative Agent.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied or waived in accordance with Section 9.06, the Administrative Agent will make the funds so received from the Banks available to the Borrower in the manner provided for in the applicable Notice of Borrowing no later than 11:00 A.M. (the time of the Administrative Agent).

Unless the Administrative Agent receives notice from a Bank, at the address of the Administrative Agent, no later than 9:00 A.M. (the time of the Administrative Agent) on the date of a Syndicated Borrowing with respect to a Eurocurrency Loan, stating that such Bank will not make a Syndicated Loan in connection with such Syndicated Borrowing, the Administrative Agent shall be entitled to assume that such Bank will make a Syndicated Loan in connection with such Syndicated Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Bank's Commitment Percentage of such Syndicated Borrowing to the Borrower for the account of such Bank.  If the Administrative Agent makes such Bank's Commitment Percentage of such Syndicated Borrowing available to the Borrower and such Bank does not in fact make its Commitment Percentage of such Syndicated Borrowing available on such date, the Administrative Agent shall be entitled to recover such Bank's Commitment Percentage from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Syndicated Borrowing until such sum shall be paid in full at EURIBOR; provided that (i) any such payment by the Borrower of such Bank's Commitment Percentage and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank and (ii) until such Bank has paid its Commitment Percentage of such Syndicated Borrowing, together with interest pursuant to the foregoing, it will have no interest in or rights with respect to such Syndicated Borrowing for any purpose hereunder.  If the Administrative Agent does not exercise its option to advance funds for the account of such Bank, it shall forthwith notify the Borrower of such decision.

In the event that the Notice of Borrowing fails to specify the Permitted Currency of such Syndicated Loans, such Syndicated Loans shall be denominated in Euros.  If the Borrower is otherwise entitled under this Agreement to repay any Syndicated Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Syndicated Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Syndicated Borrowing, a new Syndicated Borrowing shall be deemed to be made on the date such Syndicated Loans mature in an amount equal to the principal amount of the Syndicated Loans so maturing, and the Syndicated Loans comprising such new Syndicated Borrowing shall be Eurocurrency Loans having an Interest Period of one month.

Notwithstanding anything to the contrary contained herein, there shall not be more than ten (10) Interest Periods outstanding at any given time.

Continuation Elections

.  By delivering a notice (a "Notice of Continuation"), which shall be substantially in the form of Exhibit D-2 to the Administrative Agent on or before 11:00 A.M. (the time of the Administrative Agent), on a Business Day, the Borrower may from time to time irrevocably elect, by notice (a) on the same Business Day, in the case of Eurocurrency Loans denominated in Sterling or (b) three (3) Business Days, in the case of Eurocurrency Loans denominated in Euros or an Alternative Currency, that all, or any portion in an aggregate principal amount of €500,000 or any larger integral multiple of €250,000 (or, in each case, the Alternative Currency Amount thereof) be continued as Eurocurrency Loans, which such notice shall specify the Permitted Currency in which such Eurocurrency Loan is denominated (in the absence of delivery of a Notice of Continuation with respect to any Eurocurrency Loan at least 3 Business Days before the last day of the then current Interest Period with respect thereto, such Eurocurrency Loan shall, on such last day, automatically convert to a Loan denominated in Euros having an Interest Period of one month); provided, however, that each such continuation shall be pro rated among the Banks that have made such Loans.

[Reserved].

Maturity of Loans.

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Each Eurocurrency Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

Notwithstanding the foregoing, the outstanding principal amount of the Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on the Termination Date.

Interest Rates

.

Each Eurocurrency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus EURIBOR plus Mandatory Costs applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof.  Any overdue principal of and, to the extent permitted by law, overdue interest on any Eurocurrency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

The Administrative Agent shall determine the interest rates applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the other Banks (by telephone, facsimile or other electronic transmission) of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Banks have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and the Banks shall, at the Borrower's option, (i) promptly refund to the Borrower any interest received by the Banks in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Loans on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Bank receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

Fees

.

Facility Fee.  The Borrower shall pay to the Administrative Agent, for the ratable account of each Bank, a facility fee on the aggregate amount of such Bank's Commitment, at a rate per annum equal to (i) for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, 0.125%; and (ii) from and after the first Performance Pricing Determination Date, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below based on the criteria and provisions used in determining the Applicable Margin.

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Level	Debt Rating (S&P/Moody's)	Facility Fee	Utilization Fee
I	> A/A2	0.060%	0.050%
II	A-/A3	0.080%	0.050%
III	BBB+/Baa1	0.100%	0.050%
IV	BBB/Baa2	0.125%	0.100%
V	BBB-/Baa3	0.150%	0.100%
VI	BBB-/Ba1 or BB+/Baa3	0.200%	0.125%
VII	< BB+/Ba1	0.250%	0.125%

Such facility fees shall accrue from and including the Closing Date to (but excluding) the Termination Date and shall be payable quarterly in arrears on each December 31, March 31, June 30, September 30 and on the Termination Date.

Utilization Fee. The Borrower shall pay to the Administrative Agent, for the account of the Banks, a non-refundable utilization fee at a rate per annum equal to (i) for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, 0.100%; and (ii) from and after the first Performance Pricing Determination Date, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth in clause (a) above based on the Borrower's Debt Rating, on the aggregate principal amount of outstanding Syndicated Loans and the Ancillary Outstandings of all Ancillary Facilities when the Average Utilization exceeds fifty percent (50%) of the aggregate Commitments.  Such utilization fee shall accrue from and including the Closing Date to (but excluding) the Termination Date and shall be payable quarterly in arrears on each December 31, March 31, June 30, September 30 and on the Termination Date. Such utilization fee shall be distributed by the Administrative Agent to the Banks pro rata in accordance with the Banks' respective Commitments.

Optional Termination or Reduction of Commitments

.  The Borrower may, upon at least five (5) Business Days' notice to the Administrative Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least €500,000 or any larger multiple of €250,000.  Upon a reduction of the Unused Commitments, each Bank's Commitments shall be permanently and ratably reduced.

Termination of Commitments

.  The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable by the Borrower on such date.

Optional Prepayments

.

The Borrower may, upon notice to the Administrative Agent on the same Business Day, prepay any Eurocurrency Loan denominated in Euros in whole at any time, or from time to time in part in amounts aggregating at least €500,000 or any larger multiple of €250,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

Subject to Section 8.04, the Borrower may, upon at least five (5) Business Days' notice to the Administrative Agent, prepay any Eurocurrency Loan in whole at any time, or from time to time in part, prior to the maturity thereof, in amounts aggregating at least €500,000 or any larger multiple of €250,000 (based on the Alternative Currency Amount thereof), by paying the principal amount to be prepaid together with accrued interest thereon to the date of the prepayment.

Any such notice under this Section shall specify:

the date of such prepayment, which shall be a Business Day,

the aggregate amount of such prepayment, and

the Permitted Currency in which such Eurocurrency Loans are denominated.

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Upon the Administrative Agent's receipt of a notice of prepayment pursuant to this Section, such notice shall not thereafter be revocable by the Borrower.  No repayment or prepayment pursuant to this Section shall affect any of the Borrower's obligations under any Hedging Agreement.

Mandatory Prepayments

.

On each date on which the Commitments are reduced pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced.

If, as of the most recent Revaluation Date, (i) solely as a result of currency fluctuations, the outstanding principal amount of all Syndicated Loans plus the sum of all outstanding Letter of Credit Obligations exceeds 105% of the aggregate Commitments, or (ii) for any other reason, the outstanding principal amount of all Syndicated Loans plus the sum of all outstanding Letter of Credit Obligations exceeds the aggregate Commitments, then, in each case, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Banks, an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Syndicated Loans and second, with respect to any Letter of Credit Obligations, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Banks in an amount equal to such excess (such cash collateral to be applied in accordance with Section 6.01).  Each such repayment pursuant to this Section 2.11 shall be accompanied by any amount required to be paid pursuant to Section 8.04.  No repayment or prepayment pursuant to this Section shall affect any of the Borrower's obligations under any Hedging Agreement.

General Provisions as to Payments

.

The Borrower shall make each payment of principal, interest and fees hereunder without defense, setoff or counterclaim to the Administrative Agent (or the Issuer, as applicable) not later than 11:00 A.M. (the time of the Administrative Agent) on the date when due with respect to any Loans or Letters of Credit (including any fee, commission or other amount with respect thereto) in the Permitted Currency in which such Loan or Letter of Credit is denominated and in immediately available funds at its Lending Office.

Whenever any payment of principal of or interest on, the Eurocurrency Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.

Computation of Interest and Fees

.  Interest on Loans and all fees payable hereunder shall be paid for the actual number of days elapsed (including the first day but excluding the last day) and computed on the basis of (i) if denominated in Sterling a year of 365/366 days, and (ii) if denominated in Euro or any Alternative Currency a year of 360 days.

Letters of Credit

.

Generally.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuer agrees to issue for the account of the Borrower, one or more Letters of Credit denominated in a Permitted Currency in a minimum original face amount of €10,000 (or the Alternative Currency Amount thereof, as applicable), in accordance with this Section 2.14(a), from time to time during the period commencing on the Closing Date and ending on the Business Day prior to the Termination Date.

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The Issuer shall have no obligation to issue any Letter of Credit at any time:  (A) if the Administrative Agent has determined that the aggregate maximum amount then available for drawing under all Letters of Credit, after giving effect to the issuance of the requested Letter of Credit, would exceed any limit imposed by law or regulation upon the Issuer; (B) if the Administrative Agent has determined that, after giving effect to the issuance of the requested Letter of Credit, the conditions set forth in Article III as to the advancing of Loans or issuance of Letters of Credit which have not been waived in accordance with Section 9.06 would not be satisfied; and (C) such Letter of Credit has an expiration date (1) more than 364 days after the date of issuance (subject to automatic extension for additional 364 day periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuer, so long as any such extension does not extend beyond the Termination Date) or (2) after the Termination Date; provided, however, such Letter of Credit may have an expiration date after the Termination Date if (A) each of the Administrative Agent and the Issuer consent in writing prior to the issuance thereof and (B) all Letter of Credit Obligations associated with any such Letter of Credit are cash collateralized or otherwise supported in a manner satisfactory to the Administrative Agent and the Issuer on or prior to the Termination Date.  The obligation of the Issuer to issue any Letter of Credit is subject to the satisfaction in full of the following conditions: (A) the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may prescribe, a Letter of Credit Application as to Letters of Credit and such other documents and materials as may be required pursuant to the terms thereof all satisfactory in form and substance to the Issuer and the terms of the proposed Letter of Credit shall be satisfactory in form and substance to the Issuer; (B) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Authority shall purport by its terms to enjoin or restrain the Issuer from issuing the Letter of Credit and no law, rule or regulation applicable to the Issuer and no request or directive (whether or not having the force of law) from any Authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit; and (C) after the issuance of the requested Letter of Credit, the conditions set forth in this Section shall be satisfied.

At least five (5) Business Days before the effective date for any Letter of Credit, the Borrower shall give the Issuer and the Administrative Agent notice by telecopier containing the signature of an authorized officer or employee of the Borrower.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the Permitted Currency in which such Letter of Credit shall be denominated (which shall be Euros if such notice does not specify a Permitted Currency), the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to expire, the amount of then outstanding aggregate Letter of Credit Obligations, the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit may be drawn in single or partial draws, and the person for whose benefit the requested Letter of Credit is to be issued.

If the conditions set forth in subsections (i) and (ii) above are satisfied, the Issuer shall issue the requested Letter of Credit.  The Administrative Agent shall give each Bank written or electronic notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit and upon request by any Bank, shall deliver to such Bank in connection with such notice a copy of the Letter of Credit issued by the Issuer.

The Borrower shall pay to the Issuer, for its own account, (i) a fronting fee in respect of each Letter of Credit requested by it of 0.10%; and (ii) the standard charges and fees assessed by the Issuer in connection with the administration, amendment and payment or cancellation of Letters of Credit issued hereunder, which charges and fees shall be those typically charged by the Issuer to its customers generally having credit and other characteristics similar to the Borrower, as determined in good faith by the Issuer.  Where a Letter of Credit requested is less than €25,000, the fronting fee in each case will be calculated on the basis of a minimum €25,000 Letter of Credit.

Letter of Credit Payments; Duties of the Administrative Agent.

Subject to the terms and conditions contained in this Agreement, with respect to the Letters of Credit, the Borrower shall pay to the order of the Administrative Agent the amount of the Letter of Credit Fee payable with respect to each Letter of Credit (and the Administrative Agent shall pay to each other Bank such Bank's respective Commitment Percentage thereof) (A) in arrears on the last day of each Fiscal Quarter, (B) on the Termination Date and (C) if there are any Letter of Credit Obligations on the Termination Date, in arrears on the last day of each Fiscal Quarter and on the date on which there are no Letter of Credit Obligations, in each case for the previous period.

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Upon receipt by the Issuer from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuer shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuer as a result of such demand and the date on which payment is to be made by the Issuer to the beneficiary in respect of such demand.  The Borrower shall reimburse the Issuer in the applicable Permitted Currency for drawings under a Letter of Credit no later than the earlier of (A) the time specified in the Letter of Credit Application, or (B) 1 Business Day after the payment by the Issuer.  Upon its receipt of a notice referred to in the first sentence of this subsection (ii), the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuer for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent, or if the Borrower fails to reimburse the Issuer for a demand for payment under a Letter of Credit by the date required to do so, then (i) if the applicable conditions contained in Article III would permit the making of Syndicated Loans, the Borrower shall be deemed to have requested a borrowing of Syndicated Loans in a Euro Amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Bank notice of the amount of the Syndicated Loan to be made available in accordance with Section 2.02(c), and (ii) if such conditions would not permit the making of Loans, the provisions of subsection (d) of this Section shall apply.  The minimum borrowing limitations set forth in Section 2.01(a) shall not apply to any borrowing of Syndicated Loans under this subsection.

Any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to (A) prior to the date that is 3 Business Days after the date of the related payment by the Issuer, EURIBOR plus the Applicable Margin and (B) thereafter, the Default Rate.

Any action taken or omitted to be taken by the Issuer in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuer under any resulting liability to any Bank, or assuming that the Issuer has complied with the procedures specified in subsection (ii), relieve that Bank of its obligations hereunder to the Issuer.  In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation relative to the Banks other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face, with the requirements of such Letter of Credit.

After the occurrence and during the continuation of an Event of Default, or upon the termination of this Agreement, to the extent of any Letter of Credit Obligations, the Administrative Agent, on behalf of the Issuer, may, as separate collateral security to be held by the Administrative Agent, on behalf of the Issuer and Banks, for reimbursement of amounts of the Letter of Credit Obligations which are subsequently funded by the Issuer (and for which the other Banks have purchased a participation therein as set forth below), either (x) immediately advance the principal amount thereof as Loans, and set aside the amounts so advanced as such collateral security, or (y) demand from the Borrower cash collateral in an amount equal to 100% of such Letter of Credit Obligations with respect to each Letter of Credit (which such cash collateral shall be deposited in the applicable Permitted Currency in which each Letter of Credit is denominated) as such collateral security (such cash collateral to be applied in accordance with Section 6.01). The Borrower hereby agrees that the Administrative Agent, for the benefit of itself and the other Banks, shall have a right of setoff against any security interest in such collateral reserve.  After a Letter of Credit has been canceled and all Letter of Credit Obligations with respect to such Letter of Credit have been satisfied, and the Issuer (or participant) has been reimbursed all amounts funded by the Issuer (or participant) with respect thereto, any balance remaining in said collateral reserve with respect to such Letter of Credit may be applied to other unpaid obligations of the Borrower hereunder, and, if none, shall be remitted to the Borrower.

Purchase of Participations.  Each Bank hereby irrevocably and unconditionally purchases and receives from the Issuer, without recourse or warranty, an undivided interest and participation, equal to the amount of such Bank's Commitment Percentage, in each Letter of Credit issued by the Issuer.

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Sharing of Letters of Credit Payments.  In the event that the Issuer makes any payment under a Letter of Credit for which the Borrower shall not have repaid such amount to the Issuer pursuant to this Section, the Issuer shall promptly notify the other Banks of such failure, and each other Bank shall promptly and unconditionally pay to the Issuer its Commitment Percentage of the amount of such payment in the applicable Permitted Currency and in same day funds.  If the Issuer so notifies the other Banks prior to 10:00 A.M. (the time of the Administrative Agent) on any Business Day, such other Banks shall make available to the Issuer their respective Commitment Percentages of the amount of such payment on such Business Day in same day funds.  If and to the extent any of such other Banks shall not have so made its Commitment Percentage of the amount of such payment available to the Issuer, each such other Bank agrees to pay to the Issuer forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Issuer at EURIBOR plus the Applicable Margin.

Sharing of Reimbursement Obligation Payments. Whenever the Issuer receives a payment from the Borrower or any guarantor on account of Letter of Credit Obligations owing in respect of a Letter of Credit, including any interest thereon, as to which the Issuer has received any payments from the other Banks pursuant to this Section, the Issuer shall promptly pay to each other Bank, in the Permitted Currency and in the kind of funds so received, an amount equal to such other Bank's Commitment Percentage thereof; provided that in the event that any such payment received by the Issuer shall be required to be returned by the Issuer, each such other Bank shall return to the Issuer the portion thereof previously distributed by the Issuer to it.  Each such payment shall be made by the Issuer on the Business Day on which the funds are paid to such Person, if received prior to 10:00 a.m. (the time of the Administrative Agent) on such Business Day, and otherwise on the next succeeding Business Day. Each Bank agrees that letter of credit fees (other than the Letter of Credit Fee) payable under a Letter of Credit Application are solely for the account of the Issuer, notwithstanding any provision contained herein to the contrary.

Obligations Irrevocable.  The obligations of the Borrower to reimburse the Issuer for drawings under a Letter of Credit and the obligations of each Bank to make payments to the Issuer with respect to a Letter of Credit, shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances, to the extent such circumstances do not result from the Issuer's gross negligence or willful misconduct:

any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in the Letters of Credit or any transferee of the Letters of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Bank or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

any draft, certificate or any other document presented under a Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect;

the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

payment by the Issuer under a Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect;

payment by the Issuer under a Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit, except payment resulting from the gross negligence or willful misconduct of the Issuer; or

any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing.

Amendments to Letters of Credit.  The Issuer shall not agree to an amendment or modification to any Letter of Credit unless the Required Banks have granted their prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, however, the Issuer may amend or otherwise modify such Letter of Credit without the need to obtain consent of the Required Banks if the respective Letter of Credit affected thereby could have been issued under this Agreement in such amended or modified form, but if the undrawn available amount under such Letter of Credit is increased thereby, only so long as a notice is sent by the Borrower under Section 3.02(a).  In the case of any conflict between provisions of any Letter of Credit Application or this Agreement, the provisions of this Agreement shall govern, but only for so long as this Agreement is in effect.

NY:791404.13

Availability of Ancillary Facilities

.

(a)           A Bank may provide an Ancillary Facility on a bilateral basis to the Borrower as part of the Commitments.  The aggregate amount available of all Ancillary Facilities shall not exceed €50 million.

(b)           An Ancillary Facility may not be made available unless the Administrative Agent has received from the Borrower not less than seven (7) Business Days before the proposed start date for that Ancillary Facility:

(i)            a notice in writing requesting the establishment of an Ancillary Facility by the conversion of any Unused Commitments into an Ancillary Commitment and specifying:

(A)          the start date and expiry date of the Ancillary Facility;

(B)           the type of Ancillary Facility being provided; and

(C)           the identity of the Ancillary Bank;

(ii)           a copy of any relevant Ancillary Facility Documents; and

(iii)          any other information which the Administrative Agent may reasonably require in connection with the Ancillary Facility.

(c)           Once the foregoing conditions have been satisfied:

(i)            the Bank concerned will become an Ancillary Bank; and

(ii)           the Ancillary Facility will be available,

with effect from the date agreed by the Borrower and the Ancillary Bank.

(d)           The Administrative Agent must promptly notify the other Banks of the matters referred to in paragraph (b) above.

(e)           The Borrower and each Ancillary Bank shall, promptly upon reasonable request by the Administrative Agent, supply the Administrative Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Administrative Agent may reasonably request from time to time. The Borrower consents to all such information being released to the Administrative Agent and the Ancillary Banks.

(f)            No amendment or waiver of a term of an Ancillary Facility shall require the consent of any Bank other than the relevant Ancillary Bank unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment or waiver of or under this Agreement (including, for the avoidance of doubt, under this Section 2.04) in which case the provisions of this Agreement with regard to amendments and waivers will apply.

Terms of Ancillary Facilities

.

 (a)          Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Bank and the Borrower.

(b)           However, those terms:

(i)            must be based upon normal commercial terms at that time;

(ii)           must only allow the Borrower to use the Ancillary Facility;

NY:791404.13

(iii)          must not allow the Ancillary Outstandings to exceed the Ancillary Commitment (and if Ancillary Outstandings are calculated on a net basis must not allow the aggregate gross outstandings under the Ancillary Facility to exceed the amount agreed with the Administrative Agent);

(iv)          must provide that the Ancillary Commitment of the Bank is equal to or less than the lesser of (i) €50,000,000 and (ii) that Bank's Commitment Percentage of the Unused Commitments at that time (before reduction on account of the Ancillary Commitment); and

(v)           must ensure that the Ancillary Commitment is cancelled not later than the Termination Date.

(c)           In the event of any conflict between the terms of an Ancillary Facility Document and any other Loan Document, the terms of the other Loan Document will prevail.

Commitment of an Ancillary Bank

.

The available Commitment at any time of an Ancillary Bank shall be:

(a)           reduced by the amount of any Ancillary Commitment of such Ancillary Bank in force at that time; and

(b)           increased by the amount of any such Ancillary Commitment cancelled from time to time.

Repayment of Ancillary Facility

.

(a)           No Ancillary Bank may cancel any of its Ancillary Commitment or demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit), unless:

(i)            the Commitments have been cancelled in full, or the Administrative Agent has declared all outstanding Loans immediately due and payable; or

(ii)           the Ancillary Outstandings (if any) under that Ancillary Facility can be repaid by a Loan and the Ancillary Bank gives sufficient notice to enable a Loan to be made to repay those Ancillary Outstandings.

(b)           For the purposes of determining whether or not the Ancillary Outstandings under that Ancillary Facility can be repaid by a Loan:

(i)            the available Commitments will be deemed increased by the amount of the relevant Ancillary Commitment; and

(ii)           the Loan may (provided that subparagraph (i) of paragraph (a) above does not apply) be made irrespective of whether any Representations under Section 4 of this Agreement are incorrect or any other Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in repaying those Ancillary Outstandings).

(c)           On the making of a Loan to repay the Ancillary Outstandings:

(i)            each Bank will participate in that Loan in such amount, and the overall participations in all Loans then outstanding shall be adjusted (in each case as determined by the Administrative Agent), as will result as nearly as possible in the aggregate amount of each Bank's Commitment bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the aggregate of the Commitments of all Banks; and

(ii)           the relevant Ancillary Facility shall be cancelled.

NY:791404.13

CONDITIONS TO BORROWINGS AND ISSUANCE OF NEW LETTERS OF CREDIT

Conditions to Closing

.  The obligations of each Bank under this Agreement are subject to the satisfaction of the conditions set forth in Section 3.02 and each of the following conditions:

Closing Documents.  Receipt by the Administrative Agent of the following (in sufficient number of counterparts for delivery of a counterpart to each Bank and retention of one counterpart by the Administrative Agent):

from each of the parties hereto a duly executed counterpart of this Agreement;

an opinion of Alston & Bird LLP, counsel for the Borrower, dated as of the Closing Date, substantially in the form of Exhibit B;

(A) the Guarantor's most recent audited consolidated financial statements, including, without limitation, a balance sheet and income statement and its most recent 10-K filed with the U.S. Securities and Exchange Commission and; (B) any publicly-available consolidated balance sheet of the Borrower;

a certificate from the Guarantor, dated as of the Closing Date, signed by a Responsible Officer of the Guarantor (i) certifying that no Default has occurred and is continuing on the Closing Date; (ii) certifying that the representations and warranties of the Borrower contained in Article IV are true in all material respects on and as of the Closing Date; (iii) authorizing a specified person or persons to execute this Agreement on its behalf with a specimen signature of the specified person or persons; and (iv) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices (including, in relation to an Additional Borrower, any Notice of Borrowing or Notice of Continuation) to be signed and/or dispatched by it under or in connection with the Loan Documents;

all documents which the Administrative Agent or any Bank may reasonably request relating to the existence of the Borrower and the Guarantor, the corporate authority for and the validity of the Loan Documents to which the Borrower or the Guarantor is a party, and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent, including, without limitation, a certificate of incumbency of the Borrower and the Guarantor, signed by the respective Secretary or an Assistant Secretary of the Borrower and the Guarantor, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower and the Guarantor, authorized to execute and deliver the Loan Documents, and certified copies of the following items as to the Borrower and the Guarantor:  (i) its Certificate of Incorporation, or comparable organizational document, (ii) its Bylaws, (iii) a certificate by the appropriate governmental authority as to its good standing as a legal entity formed under the laws of the jurisdiction of formation, and (iv) the action taken by its respective Board of Directors (or a duly authorized committee thereof) authorizing its execution, delivery and performance of the Loan Documents to which it is a party;

a Notice of Borrowing, if necessary;

opinions of Allen & Overy LLP and Allen & Overy Luxembourg, counsel for the Administrative Agent as Agent for the Banks, dated as of the Closing Date, substantially in the form of Exhibit A;

No Injunction, Etc.  No action, suit, investigation or proceeding shall be pending or threatened in writing before any court, arbitrator or governmental authority that could reasonably be expected to materially and adversely affect any transaction contemplated hereby (including, without limitation, the Unilin Acquisition); and

Closing of the Mohawk Credit Agreement.  The Mohawk Credit Agreement shall be closed prior to or contemporaneously with this Agreement on the terms and conditions set forth therein.

NY:791404.13

Conditions to All Borrowings and Issuance of Letters of Credit

.  The obligation of each Bank to make a Loan on the occasion of each Borrowing or the Issuer to issue a Letter of Credit is subject to the satisfaction of the following conditions:

in the case of a Loan, receipt by the Administrative Agent of a Notice of Borrowing, or in the case of a Letter of Credit (or increase to the undrawn amount available under a Letter of Credit), receipt by the Administrative Agent and the Issuer of a request for such Letter of Credit (or request as to such increase);

no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such Borrowing or issuance of such Letter of Credit;

all representations and warranties contained in Article IV of this Agreement (other than those contained in Sections 4.04(b) and 4.05), shall be true on and as of the date of such Borrowing or issuance of such Letter of Credit except for changes permitted by this Agreement and except to the extent they relate solely to an earlier date; provided, that with respect to those contained in Sections 4.01 and 4.07, the determination of whether any Material Adverse Effect has occurred as set forth therein shall be made solely by the Guarantor, in its reasonable, good faith judgment ; and

immediately after such Borrowing or issuance of such Letter of Credit, the sum of (x) the aggregate outstanding principal amount of the Loans plus the Letter of Credit Obligations of the Banks will not exceed (y) the amount of the aggregate available Commitments.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in paragraphs (b), (c) and (d) of this Section.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and Guarantor, as applicable, represent and warrant that:

Corporate Existence and Power

.  Each of the Borrower and the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary and where failure to be so qualified could have or create a reasonable possibility of causing a Material Adverse Effect, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Corporate and Governmental Authorization; No Contravention

.  The execution, delivery and performance by each of the Borrower and the Guarantor of this Agreement and the other Loan Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official (other than routine filings with the Securities and Exchange Commission), (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any organizational document of the Borrower or the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Guarantor or any of its Subsidiaries.

Binding Effect

.  This Agreement constitutes a valid and binding agreement of each of the Borrower and the Guarantor enforceable in accordance with its terms, and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower (provided that the Borrower is a party to any such Loan Document) enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

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Financial Information

(a)           The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries, each for the interim period ended July 2, 2005, copies of which have been delivered to each of the Banks, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)           Since December 31, 2004, there has been no event, act, condition or occurrence having, or which could reasonably be expected to have a Material Adverse Effect.

No Litigation

.  Except as set forth on Schedule 4.05, as of the date hereof, there is no action, suit or proceeding pending, or to the knowledge of the Guarantor threatened in writing, against or affecting the Guarantor or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect.

Compliance with ERISA

(a)           The Guarantor and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the presently applicable provisions of ERISA and the Code (except where such noncompliance could not reasonably be expected to have a Material Adverse Effect), and have not incurred any liability to the PBGC under Title IV of ERISA.

(b)           Neither the Guarantor nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

Taxes

.  There have been filed on behalf of the Guarantor and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Guarantor or any Subsidiary have been paid or valid and effective extensions therefor have been obtained. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Guarantor adequate.  Income tax returns of the Guarantor and its Subsidiaries have been examined and closed through the Fiscal Year ended 1994.

Subsidiaries

.  Each of the Guarantor's Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its creation and organization, and has all powers (by virtue of its creation and organization) and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the date hereof, the Guarantor has no Subsidiaries except for those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary's complete name and jurisdiction of creation and organization.

Not an Investment Company

.  The Guarantor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Ownership of Property, Liens

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.  Each of the Guarantor and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and no such property is subject to any Lien except as permitted in Section 5.06.

No Default

.  Neither the Guarantor nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Full Disclosure

.  All information heretofore furnished by the Borrower or the Guarantor to any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower or the Guarantor to any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower and the Guarantor have disclosed to the Banks in writing any and all facts which would have or create a reasonable possibility of causing a Material Adverse Effect.

Environmental Matters.

(a)           To the best knowledge of the Guarantor, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), (i) neither the Guarantor nor any Subsidiary is subject to any Environmental Liability and (ii) neither the Guarantor nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any statute in any other jurisdiction similar to CERCLA in respect of any matters that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Guarantor, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a statute in any other juridiction similar to CERCLA, in each case, in respect of any matters that could reasonably be expected to have a Material Adverse Effect.

(b)           To the best knowledge of the Guarantor, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Guarantor, at or from any adjacent site or facility, except for (i) Hazardous Materials, such as cleaning solvents, combustion enhancers, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements, and (ii) Hazardous Materials with respect to which the presence thereof, any required remediation with respect thereto, or the expenses, fines, penalties and other costs relating thereto could not reasonably be expected to have a Material Adverse Effect.

(c)           Except for non-compliance which could not reasonably be expected to have a Material Adverse Effect, the Guarantor, and each of its Subsidiaries is in compliance with all Environmental Requirements in connection with the operation of the Properties and each of the Guarantor's and its Subsidiary's respective businesses.

Capital Stock

.  All Capital Stock, debentures, bonds, notes and all other securities of the Guarantor and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. At least a majority of the issued shares of capital stock of each of the Guarantor's Subsidiaries, if any, (other than Wholly Owned Subsidiaries) is owned by the Guarantor free and clear of any Lien (other than those Liens permitted by Section 5.07) or adverse claim.

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Margin Stock

.  Neither the Guarantor nor any of its Subsidiaries, is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used (a) to purchase or carry any Margin Stock or (b) to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Insolvency

.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, neither the Borrower nor the Guarantor will be "insolvent", as defined in Section 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Anti-Terrorism Laws.

In this Section:

"Anti-Terrorism Law" means each of:

Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the "Executive Order");

The USA Patriot Act;

the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

any similar law enacted in the United States of America subsequent to the date of this Agreement.

"Restricted Party" means any person listed:

in the Annex to the Executive Order;

on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

in any successor list to either of the foregoing.

To the best of the Guarantor's knowledge, neither it nor any of its Affiliates:

is, or is controlled by, a Restricted Party;

has received funds or other property from a Restricted Party; or

is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

To the best of the Guarantor's knowledge, the Guarantor and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Pari Passu Ranking.

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The Borrower's payment obligations under the Loan Documents rank at least pari passu with all its other present and future unsubordinated, unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or any other jurisdiction where it carries on business.

COVENANTS

The Borrower and the Guarantor agree that, so long as any Commitment shall remain in effect, any Letter of Credit Obligations are outstanding or any amount payable hereunder remains unpaid:

Information

.  The Guarantor will deliver to the Administrative Agent for distribution to each of the Banks:

as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of earnings, stockholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, including the related unqualified audit opinion issued by KPMG LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks; provided that, to the extent that the Guarantor's annual report to the SEC on Form 10-K (or any successor form) contains all of the information required by this Section 5.01(a), the Guarantor may satisfy the requirements of this Section 5.01(a) by delivering to the Administrative Agent an electronic copy of such Form 10-K (or any successor form) with respect to any Fiscal Year, within the period specified above;

as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter), a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of earnings and statements of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP (except for the failure to provide footnotes thereto) and consistency by a Responsible Officer of the Guarantor; provided that, to the extent that the Guarantor's quarterly report to the SEC on Form 10-Q (or any successor form) contains all of the information required by this Section 5.01(b), the Guarantor may satisfy the requirements of this Section 5.01(b) by delivering to the Administrative Agent an electronic copy of such Form 10-Q (or any successor form) with respect to any Fiscal Quarter, within the period specified above;

simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit E (a "Compliance Certificate"), of the chief financial officer, treasurer or the corporate controller of the Guarantor (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Sections 5.03, 5.05, and 5.06, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, operations and cash flow projections (indicating projected earnings and significant cash sources and uses) prepared by the Guarantor for the Fiscal Year following the Fiscal Year reported on in such statements referred to in paragraph (a), in such form and detail as is reasonably acceptable to the Administrative Agent;

within 1 Business Day after the Guarantor becomes aware of any change in the Debt Rating, whether such change is made by (i) Moody's, (ii) S&P or (iii) both Moody's and S&P, evidence in form reasonably satisfactory to the Administrative Agent of such changed Debt Rating;

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within 1 Business Day after the Guarantor becomes aware of the occurrence of any Default, written notice to the Administrative Agent of the occurrence of a Default (which written notice shall set forth the details thereof), followed, within 10 Business Days after the date of such written notice, with a certificate of the chief financial officer or the treasurer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Guarantor shall have filed with the Securities and Exchange Commission;

if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

from time to time such additional information regarding the financial position or business of the Guarantor and its Subsidiaries as any Bank may reasonably request, including, without limitation, consolidating balance sheets and statements of earnings of the Guarantor and the Guarantor's Subsidiaries, in existence at such time, as at the end of any fiscal period.

Inspection of Property, Books and Records

.  The Guarantor will (a) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (b) permit, and cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of a Default and at the Borrower or Guarantor's expense, respectively, after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants.  The Borrower and Guarantor agree to cooperate and assist in such visits and inspections, in each case upon reasonable notice, at such reasonable times and as often as may reasonably be desired.

Debt to Capitalization Ratio

.  The Debt to Capitalization Ratio shall be less than or equal to 0.65 to 1.00 at the end of each Fiscal Quarter; provided, that for any Fiscal Quarter ending on or after the date that is 1 year following the closing date of the Unilin Acquisition, the Debt to Capitalization Ratio shall be less than or equal to 0.60 to 1.00 at the end of each Fiscal Quarter.

Restricted Payments

.  The Guarantor shall not declare or make any Restricted Payment unless, after giving effect thereto, no Default or Event of Default shall exist.

Investments

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.  The Guarantor will not, and will not permit any of its Subsidiaries to, make or maintain any Investments except (a) Investments in the Guarantor or any Subsidiary, including without limitation, advances or loans between or among the Guarantor or any Subsidiary and loans and advances to officers and employees of the Guarantor or any Subsidiary in the ordinary course of business; (b) Investments in Persons (whether or not such Person is, or after giving effect to any such Investment becomes, a Subsidiary); provided that the Guarantor will be in compliance with Section 5.07 after giving effect to such Investment; (c) Investments in Persons in connection with Permitted Acquisitions; and (d) Investments in Approved Investments; provided, however, during the existence of an Event of Default, neither the Guarantor nor any of its Subsidiaries may make any new Investments without the prior written consent of the Required Banks.

Negative Pledge

.  Neither the Guarantor nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $5,000,000;

Liens existing on the date of this Agreement and described on Schedule 5.06;

any Lien existing on (i) any asset of any Person at the time such Person becomes a Consolidated Subsidiary or is merged or consolidated with or into the Guarantor or a Consolidated Subsidiary (including in connection with the Unilin Acquisition) and (ii) any asset prior to the acquisition thereof by the Guarantor or a Consolidated Subsidiary, in each case, not created in contemplation of such event;

any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

Liens securing Debt owing by any Subsidiary to the Guarantor;

any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not, in the aggregate, materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

any Lien on Margin Stock;

Liens in connection with an Asset Securitization permitted under Section 5.09;

Liens involuntarily imposed and being contested in good faith, subject to the Guarantor or such Subsidiary having established reasonable reserves therefor to the extent required under GAAP;

Liens against the assets of Aladdin (formerly owned by Galaxy) under the Catoosa Co. IRB solely to the extent existing as of the date hereof;

Liens against the assets of Aladdin (formerly owned by Image Industries, Inc.) under the Summerville City IRB solely to the extent existing as of the date of the acquisition by Aladdin of certain assets of Image Industries, Inc. as contemplated by that certain Asset Purchase Agreement dated as of November 12, 1998, by and among Aladdin, Image Industries, Inc. and The Maxim Group, Inc., as amended and restated on January 29, 1999; and

Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Banks under the Loan Documents;

provided that Liens permitted by the foregoing paragraphs (a) through (h) shall at no time secure Debt, when aggregated with outstanding Debt of the Subsidiaries permitted pursuant to Section 5.18(e), in an aggregate amount exceeding 15% of Consolidated Net Worth.

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Maintenance of Existence; Lines of Business

.  Other than as permitted by Section 5.08 or 5.09, the Guarantor shall, and shall cause each Subsidiary to, maintain its corporate existence. The Guarantor shall, and shall cause each Subsidiary to, carry on its business in Permitted Lines of Business, determined with respect to the Guarantor and its Subsidiaries taken as a whole.

Dissolution

.  Neither the Guarantor nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.09 or in connection with a Restricted Payment which is not prohibited pursuant to Section 5.04.

Consolidation, Mergers, Sales of Assets and Dissolution

(a)           The Borrower shall maintain its corporate existence and shall not dissolve or liquidate, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person; provided that (i) the Borrower may merge with another Person if (A) either the Borrower is the survivor of such merger or the survivor of such merger is a Subsidiary of the Guarantor and such Subsidiary expressly assumes all of the obligations of the Borrower under this Agreement and all other Loan Documents to which the Borrower is a party, and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing; (ii) Subsidiaries of the Borrower may merge with and into the Borrower; (iii) the Borrower may factor receivables; (iv) the Borrower may effect Asset Securitizations; and (v) the Borrower may sell assets subject to the requirements of Section 5.09(h) of the Mohawk Credit Agreement.

(b)           The Guarantor will not, nor will the Guarantor permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, provided that (i) the Guarantor may merge with another Person if (A) such Person was organized under the laws of the United States of America or one of its states, (B) the Guarantor is the corporation surviving such merger and (C) immediately after giving effect to such merger, no Default shall have occurred and be continuing; (ii) Subsidiaries of the Guarantor may merge with and into the Guarantor, any other Subsidiary, or any other Person if after giving effect thereto such other Person would be a Subsidiary; (iii) assets may be transferred from a Subsidiary to the Guarantor or another Subsidiary; (iv) any Wholly-Owned Subsidiary may dissolve or liquidate so long as the assets of such Subsidiary at the time of such dissolution or liquidation are transferred to such Subsidiary's shareholder and such shareholder assumes all of the liabilities of such Subsidiary at the time of such dissolution or liquidation; (v) the Guarantor and its Subsidiaries may factor receivables; (vi) the Guarantor and its Subsidiaries may effect Asset Securitizations; (vii) the Guarantor and its Subsidiaries may sell, transfer or otherwise dispose of assets (regardless of whether such disposition takes the form of a merger or liquidation of a Subsidiary) if the proceeds thereof are reinvested within 180 days thereafter in a Permitted Line of Business owned by the Guarantor or such Subsidiary; and (viii) the Guarantor and its Subsidiaries may sell, transfer or otherwise dispose of additional assets (regardless of whether such disposition takes the form of a merger or liquidation of a Subsidiary) not otherwise permitted pursuant to this Section; provided that the aggregate book value of such assets to be sold, transferred or otherwise disposed of, when combined with all other assets sold, transferred or otherwise disposed of during the applicable Fiscal Quarter and the immediately preceding three Fiscal Quarters (excluding those asset sales otherwise permitted pursuant to this Section), do not constitute more than 20% of Consolidated Tangible Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter.

Use of Proceeds

.  The proceeds of the facilities made available under this Agreement shall be used by the Borrower for its general corporate purposes, including the provision of stand-by letters of credit and Ancillary Facilities for the benefit of, and working capital to, the Borrower's Subsidiaries.  In no event shall any portion of the proceeds of the facilities made available under this Agreement be used by the Borrower for any purpose in violation of any applicable law or regulation.

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Compliance with Laws; Payment of Taxes

.  The Guarantor will, and will cause each of its Subsidiaries to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or where noncompliance would not have or create a reasonable possibility of causing a Material Adverse Effect. The Guarantor will, and will cause each of its Subsidiaries to, pay promptly when due, giving regard for any extensions obtained, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of either the Guarantor or any Subsidiary, except (a) liabilities being contested in good faith and against which, if requested by the Banks, either the Guarantor or such Subsidiary will set up reserves in accordance with GAAP and (b) to the extent any failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Insurance

.  The Guarantor will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Guarantor or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business, subject to the Guarantor's right to self-insure with respect to loss or damage to property in an amount customarily self-insured against by such similarly situated companies.

Change in Fiscal Year

.  The Guarantor shall give the Banks at least 30 day's prior written notice of any change in the determination of its Fiscal Year.

Maintenance of Property

.  Subject to the rights of the Guarantor or any Subsidiary under Section 5.08 or 5.09, the Guarantor shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good working order, ordinary wear and tear and obsolescence excepted (excluding losses due to fully insured, subject to commercially reasonable deductibles, casualties).

Environmental Notices

.  The Guarantor shall furnish to the Banks prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property which would have a Material Adverse Effect, and all relevant facts, events, or conditions relating thereto.

Environmental Matters

.  The Guarantor will not, nor will it permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for (a) Hazardous Materials such as cleaning solvents, combustion enhancers, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements and (b) Hazardous Materials with respect to which the presence thereof, any required remediation with respect thereto, or the expenses, fines, penalties and other costs relating thereto could not reasonably be expected to have a Material Adverse Effect.

Environmental Release

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.  The Guarantor agrees that upon the occurrence of an Environmental Release which would have a Material Adverse Effect and which violates any Environmental Requirement it will promptly investigate the extent of, and take appropriate action to remediate such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

Debt of Subsidiaries

.  The Guarantor shall not permit any Subsidiary to incur any Debt except for (a) Debt owed by a Subsidiary to the Guarantor or another Subsidiary, (b) Debt deemed incurred in connection with an Asset Securitization permitted under Section 5.09 of the Mohawk Credit Agreement; (c) (i) Debt of Subsidiaries arising in connection with the Summerville City IRB and the Catoosa Co. IRB and incurrence of Reimbursement Obligations with respect to the Letters of Credit and (ii) other Debt of Subsidiaries arising in connection with the issuance of bonds by governmental authorities so long as such Debt is supported by a letter of credit issued by a financial institution for the benefit of the Borrower and the Borrower is obligated to such financial institution under a reimbursement agreement for the reimbursement of amounts drawn under such letter of credit; (d) Debt of the Borrower and its Subsidiaries in aggregate outstanding amount not exceeding $150,000,000; and (e) in addition to Debt incurred under clauses (a) through (d) of this Section, other Debt of the Subsidiaries, when aggregated with Debt of the Borrower and its Subsidiaries secured by Liens permitted pursuant to paragraphs (a) through (h) of Section 5.02, in an aggregate amount not exceeding 15% of Consolidated Net Worth.

"Know Your Customer" Checks.

If:

(1)           the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(2)           any change in the status of the Borrower or Guarantor after the date of this Agreement; or

(3)           a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Administrative Agent or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower and Guarantor shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Administrative Agent, such Bank or, in the case of the event described in paragraph (iii) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Each Bank shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

The Borrower shall, by not less than 10 Business Days' prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Banks) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Section 9.21 (Additional Borrowers).

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Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Administrative Agent or any Bank to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Administrative Agent or such Bank or any prospective new Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

DEFAULTS

Events of Default

.  If one or more of the following events ("Events of Default") shall have occurred and be continuing:

the Borrower shall fail to pay when due any principal or any interest on any Loan or any fee or other amount payable hereunder within 5 Business Days after such principal, interest, fee or other amount shall become due (except at maturity on the applicable Termination Date); or

the Borrower or Guarantor shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower and the Guarantor by the Administrative Agent at the request of any Bank or (ii) a Responsible Officer of the Guarantor otherwise becomes aware of any such failure; or

any representation, warranty, certification or statement made by the Borrower or the Guarantor in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or any of the other Loan Documents shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

the Guarantor or any Subsidiary shall fail to make any payment in respect of Debt in excess of $25,000,000 in the aggregate outstanding (other than pursuant to any of the Loan Documents) when due, and such failure shall continue following any applicable grace period; or

any event or condition shall occur which results in the acceleration of the maturity of Debt in excess of $25,000,000 in the aggregate outstanding of the Guarantor or any Subsidiary (including, without limitation, any "put" of such Debt to the Guarantor or any Subsidiary) or enables or, with the giving of notice or lapse of time or both, would enable, the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof (including, without limitation, any "put" of such Debt to the Guarantor or any Subsidiary); or

the Borrower or the Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

an involuntary case or other proceeding shall be commenced against the Borrower or the Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or the Guarantor under bankruptcy laws as now or hereafter in effect; or

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the Guarantor or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than pursuant to a standard termination) shall be filed under Title IV of ERISA by the Guarantor, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

one or more judgments or orders for the payment of money in an aggregate amount in excess of $25,000,000 (exclusive of insurance coverage if any insurer shall have acknowledged such coverage in writing) shall be rendered against the Guarantor or any Material Subsidiary, as defined in the Mohawk Credit Agreement, and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

one or more federal tax liens securing an aggregate amount in excess of $5,000,000 shall be filed against the Guarantor or any Material Subsidiary, as defined in the Mohawk Credit Agreement,  under Section 6321 of the Code or a lien of the PBGC shall be filed against the Guarantor or any Material Subsidiary, as defined in the Mohawk Credit Agreement, under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(i) any Person or two or more Persons acting in concert shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Guarantor; or (ii) as of any date following the Closing Date a majority of the Board of Directors of the Guarantor consists of individuals who were not either (A) directors of the Guarantor as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Guarantor of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Guarantor of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

an "Event of Default" shall occur under any of the other Loan Documents; or

(i) any of the Loan Documents, including the Guarantee herein, shall cease to be enforceable or (ii) the Borrower or the Guarantor shall assert that any Loan Document, including the Guarantee herein, shall cease to be enforceable;

then, and in every such event, (A) the Administrative Agent shall, if requested by the Required Banks by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and (B) the Administrative Agent shall, if requested by the Required Banks by notice to the Borrower, declare the Loans (together with accrued interest thereon) and all other obligations of the Borrower owing hereunder to be, and the Loans and all other obligations of the Borrower owing hereunder shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (d) or (e) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) and all other obligations of the Borrower owing hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default.  Notwithstanding the foregoing, each of the Banks shall have available to it all other remedies at law or equity.

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Amounts held in any cash collateral account opened by the Administrative Agent pursuant to Section 2.14(b)(v) shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other obligations under this Agreement on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations under this Agreement and the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower.

Notwithstanding any of the foregoing to the contrary, upon the occurrence of an Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent may, with the consent of the Required Banks, and upon the written (including telecopied) request of the Required Banks, shall, by written notice to Borrower, require that any or all of the then outstanding Alternative Currency Loans be prepaid on the last day of the then current Interest Period with respect thereto.

Notice of Default

.  The Administrative Agent shall give notice to the Borrower of any Default under Section 6.01(b) promptly upon being requested to do so by any Bank and shall thereupon notify all Banks thereof.

Crediting of Payments and Proceeds

.  In the event that the Borrower shall fail to pay any of the Loans when due and the Loans have been accelerated pursuant to Section 6.01, all payments received by the Banks upon the Loans and all net proceeds from the enforcement of the Loans shall be applied:

First, to payment of fees (including attorney fees), indemnities and other expenses payable to the Administrative Agent in its capacity as such and the Issuer in its capacity as such (ratably among the Administrative Agent and the Issuer in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of fees, indemnities and other amounts (other than principal and interest) payable to the Banks, including attorney fees (ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of unpaid principal of the Loans and Reimbursement Obligations (ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuer, to cash collateralize any Letter of Credit Obligations then outstanding; and

Last, the balance, if any, after all of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other obligations of the Borrower hereunder have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

THE AGENT

Appointment; Powers and Immunities

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.  Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder or for the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; (c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.  The Administrative Agent may employ agents and attorneys‑in‑fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care.  The exculpatory provisions of this Article shall apply to any such agent and any such attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof (other than Section 7.10).  In performing its functions and duties under this Agreement and under the other Loan Documents, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.  The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship or any implied duties, regardless of whether a Default has occurred and is continuing, in respect of any Bank.

Reliance by Administrative Agent

.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuer, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuer unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

Defaults

.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default".  In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

Rights of Administrative Agent and its Affiliates as a Bank

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.  With respect to the Loans made by the Administrative Agent and any Affiliate of the Administrative Agent, KBC in its capacity as a Bank hereunder and any Affiliate of the Administrative Agent or such Affiliate in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though KBC were not acting as the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include KBC in its individual capacity and any Affiliate of the Administrative Agent in its individual capacity.  The Administrative Agent and any Affiliate of the Administrative Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of the Borrower's Affiliates) as if KBC were not acting as the Administrative Agent, and the Administrative Agent and any Affiliate of the Administrative Agent may accept fees and other consideration from the Borrower (and any of the Borrower's Affiliates) (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Administrative Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

Indemnification

.  Each Bank severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Borrower, in accordance with its Commitment Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

Intentionally Omitted.

[Reserved]

.

Nonreliance on Administrative Agent and Other Banks

.  Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  The Administrative Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Administrative Agent.

Failure to Act

.  Except for action expressly required of the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

Resignation of Administrative Agent.

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The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the prior written consent of the Borrower (provided that no Default or Event of Default exists), to appoint a successor, which shall be a bank with an office in the EMU, or an Affiliate of any such bank with an office in the EMU.  If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and the Issuer, as applicable, directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by KBC as Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuer.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, (b) the retiring Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

CHANGE IN CIRCUMSTANCES; TAXES; COMPENSATION

Basis for Determining Interest Rate Inadequate or Unfair

.  If on or prior to the first day of any Interest Period:

in the case of an Alternative Currency Loan, the Administrative Agent determines that deposits in the applicable Alternative Currency (in the applicable amounts) are not being offered in the relevant market for such Interest Period, the Administrative Agent determines that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) that increases the costs of the Administrative Agent or any Bank to make such Alternative Currency Loans or it has become otherwise materially impractical for the Administrative Agent or such Bank to make any Alternative Currency Loans, or the Required Banks advise the Administrative Agent that EURIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding the relevant Eurocurrency Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist), the obligations of the Banks to make any Eurocurrency Loan (or the obligation of such Bank to make and maintain Alternative Currency Loans), specified in such notice shall be suspended.

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Illegality

.  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund any Loan, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist), the obligation of such Bank to make such Loans shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank.  If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of such Loans of such Bank, together with accrued interest thereon and any amount due pursuant to Section 8.04(a).

Increased Cost and Reduced Return

.

(a)           If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Loans or its obligation to make Loans or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) with respect to Loans; or

shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Loans or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)           If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder with respect to Loans to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

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(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)           The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee (unless the date of any such assignment or transfer, a condition listed under Section 8.02 or 8.03 existed with respect to any such Participant, Assignee or other Transferee), and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.  Amounts paid pursuant to this Section 8.03 shall be without duplication of amounts required to be paid pursuant to Section 8.07.

(e)           The provisions of this Section 8.03 shall not apply to any increased cost, reduction of any sum receivable under this Agreement, or reduced rate of return to the extent attributable to the application of or compliance with the International Convergence of Capital Measurement Standards published by the Basel Committee on Banking Supervision in June 2004 ("Basel II"), or any implementation or transposition thereof, as such implementation or transposition is generally envisaged to take place as at the date of this Agreement, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or other law or regulation.

Compensation

.  Upon the request of any Bank, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense actually incurred by such Bank (including, without limitation, any foreign exchange costs) and not compensated pursuant to Section 8.03 as a result of:

any payment or prepayment (pursuant to Section 2.10(b), Section 8.02 or otherwise) of a Eurocurrency Loan on a date other than the last day of an Interest Period for such Eurocurrency Loan; or

any failure by the Borrower to prepay a Eurocurrency Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

any failure by the Borrower to borrow a Eurocurrency Loan on the date for the Eurocurrency Borrowing of which such Eurocurrency Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; or

any failure by the Borrower to continue a Eurocurrency Loan on the date specified in the applicable Notice of Continuation delivered pursuant to Section 2.03;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid, borrowed, continued or converted for the period from the date of such payment, prepayment or failure to prepay, borrow, continue or convert to the last day of the then current Interest Period for such Eurocurrency Loan (or, in the case of a failure to prepay, borrow or continue, the Interest Period for such Eurocurrency Loan which would have commenced on the date of such failure to prepay, borrow, continue or convert) at the applicable rate of interest for such Eurocurrency Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in the applicable Permitted Currency of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.  A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

Taxes.

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Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Bank or Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Authority in accordance with applicable law.

Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Authority in accordance with applicable law.

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Bank and the Issuer, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Bank or the Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or the Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuer, shall be conclusive absent manifest error.

Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Status of Banks. Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

Treatment of Certain Refunds.  If the Administrative Agent, a Bank or the Issuer determines, in its reasonable discretion, that it has received a refund or a foreign tax credit of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Bank or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Bank or the Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Authority) to the Administrative Agent, such Bank or the Issuer in the event the Administrative Agent, such Bank or the Issuer is required to repay such refund to such Authority.  This paragraph shall not be construed to require the Administrative Agent, any Bank or the Issuer to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the obligations of the Borrower hereunder and the termination of the Commitments.

Replacement of Banks

NY:791404.13

.  If any Bank or the Administrative Agent, as applicable (an "Affected Bank") makes demand for amounts owed under Section 8.03 or Section 8.05, or gives notice under Section 8.01 or 8.02 that it can no longer participate in Loans then in each case the Borrower shall have the right, if no Default or Event of Default exists, and subject to the terms and conditions set forth in Section 9.07(c) with respect to assignments of Loans, to designate an Assignee (a "Replacement Bank") to purchase the Affected Bank's share of outstanding Loans and all other obligations hereunder and to assume the Affected Bank's obligations to the Borrower under this Agreement; provided, that, any Replacement Bank may not be an Affiliate of the Borrower.  Subject to the foregoing, the Affected Bank agrees to assign without recourse to the Replacement Bank its share of outstanding Loans and its Commitment, and to delegate to the Replacement Bank its obligations to the Borrower under this Agreement.  Upon such sale and delegation by the Affected Bank and the purchase and assumption by the Replacement Bank, and compliance with the provisions of Section 9.07(c), the Affected Bank shall cease to be a "Bank" hereunder and the Replacement Bank shall become a "Bank" under this Agreement; provided, however, that any Affected Bank shall continue to be entitled to the indemnification provisions contained elsewhere herein.

Alternative Currency Matters

.

(a)           Effectiveness of Euro Provisions.  With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of this Section 8.07 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

(b)           Basis of Accrual.  Subject to clause (a) above, with respect to the currency of any state that becomes a Participating Member State, the accrual of interest or fees expressed in this Agreement with respect to such currency shall be based upon the applicable convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the Euro, which such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Syndicated Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Syndicated Loan, at the end of the then current Interest Period.

(c)           Redenomination of Alternative Currency Loans.

(i)            Redenomination of Loans.  Subject to clause (a) above, any Loan to be denominated in the currency of the applicable Participating Member State shall be made in the Euro.

(ii)           Redenomination of Obligations.   Subject to clause (a) above, any obligation of any party under this Agreement or any other Loan Document which has been denominated in the currency of a Participating Member State shall be redenominated into the Euro.

(iii)          Further Assurances.  The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Banks and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred.  In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request.

NY:791404.13

                (d)           Regulatory Limitation.  In the event, as a result of increases in the value of Alternative Currencies against the Euro or for any other reason, the obligation of any of the Banks to make or continue Loans or issue or extend Letters of Credit (taking into account the Euro Amount of the Obligations and all other indebtedness required to be aggregated under any applicable law or regulation) is determined by such Bank to exceed its then applicable legal lending limit under any applicable law or regulation, the amount of additional Loans or Letters of Credit such Bank shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Bank may legally advance (as determined by such Bank), the obligation of each of the remaining Banks hereunder shall be proportionately reduced, based on their applicable pro rata share of the Commitments and, to the extent necessary under such laws and regulations (as determined by each of the Banks, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Loans and Letters of Credit outstanding hereunder by an amount sufficient to comply with such maximum amounts.

                (e)           Exchange Indemnification and Increased Costs.  The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent, the Issuer or any Bank, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent, the Issuer or any Bank, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent, the Issuer or any Bank, (iii) any interest or any other return, including principal, foregone by the Administrative Agent, the Issuer or any Bank as a result of the introduction of, change over to or operation of the Euro, or (iv) any currency exchange loss that the Administrative Agent, the Issuer or any Bank sustains as a result of any payment being made by the Borrower in a currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent, the Issuer or any Bank under this Agreement.  A certificate of the Administrative Agent, the Issuer or such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent, the Issuer or such Bank shall be conclusive absent manifest error.

(f)            Exchange Rates.  For purposes of determining the Borrower's compliance with Section 2.11 or the borrowing limits set forth in Section 2.01 and Section 2.14, the Euro  Amount of any Alternative Currency Loan or Alternative Currency Letter of Credit to be made, continued, converted or issued shall be determined in accordance with the terms of this Agreement by the Administrative Agent (in respect of the most recent Revaluation Date).  Such Euro Amount shall become effective as of such Revaluation Date for such Alternative Currency Loan or Alternative Currency Letter of Credit and shall be the Euro Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Alternative Currency Loan or Alternative Currency Letter of Credit.

                (g)           Rounding and Other Consequential Changes.  Subject to clause (a) above, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Banks and the Administrative Agent and the Banks to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the Euro in Participating Member States.

                (h)           Continuity of Contract.  The parties hereto agree that the occurrence or non-occurrence of EMU, any event or events associated with EMU and/or the introduction of the Euro in all or any part of the European Union (a) will not result in the discharge, cancellation, rescission or termination in whole or in part of this Agreement or any other Loan Document, (b) will not give any party the right to cancel, rescind, terminate or vary this Agreement or any other Loan Document and (c) will not give rise to an Event of Default, in each case other than as specifically provided in this Agreement.

MISCELLANEOUS

Notices

.

Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in the English language and given in writing.  Any notice shall be effective if delivered by hand delivery, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the 3rd Business Day following the date sent by certified mail, return receipt requested.

Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

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If to the Borrower:                Mohawk International Holdings S.à r.l.

                6 Rue Adolphe Fischer

                L-1520 Luxembourg

                Attention: Hermanus Troskie

                Telephone No.: +352 40 25 05 1

                Telecopy No.: +352 40 25 05 66

With a copy to:    Mohawk Industries, Inc.

                160 South Industrial Boulevard

Calhoun, Georgia  30703-7002

                Attention: Chief Financial Officer or Treasurer

                Telephone No.: (706) 624-2103

                Telecopy No.: (706) 624-2052

and to:    Mohawk Industries, Inc.

                160 South Industrial Boulevard

Calhoun, Georgia  30703-7002

                Attention: Salvatore J. Perillo, Jr.

                Telephone No.: (706) 629-7721

                Telecopy No.: (706) 624-2483

If to KBC as          KBC Bank NV

Administrative Agent:        BRUHAV12/IBR

                Havenlaan 12

                B-1080 BRUSSELS

                Belgium

                Attention: Dirk De Bleser / Peter De Wandeler

                Telephone No.:  +32 2 429 42 76 / +32 2 429 58 68

                Telecopy No.:  +32 2 429 49 20

NY:791404.13

                E-mail:    dirk.debleser@kbc.be/

                                peter.dewandeler@kbc.be

If to any Bank:      To the address set forth on Schedule 1.01(a).

Administrative Agent's Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Banks to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

No Waivers

.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Expenses

.  The Borrower shall pay (i) all out‑of‑pocket expenses of the Administrative Agent, including reasonable fees and disbursements actually incurred of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof and (ii) if a Default or an Event of Default occurs, all out‑of‑pocket expenses incurred by the Administrative Agent and the Banks, including reasonable fees and disbursements of counsel, actually incurred in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out‑of‑pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

Indemnification; Waiver of Consequential Damages

.

The Borrower shall indemnify the Administrative Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents (each, an "Indemnified Party") from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Administrative Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Administrative Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses (i) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or (ii) to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

Consequential Damages.  THE ADMINISTRATIVE AGENT, THE BANKS, THE BORROWER AND THE GUARANTOR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY SUCH PERSON OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

The agreements and obligations of the Borrower contained in this Section shall survive the termination of the Commitments and the payment in full of the Loans and the other obligations hereunder.

Sharing of Setoffs

.

NY:791404.13

                (a)           (i)            If an Event of Default shall have occurred and be continuing, each Bank, and the Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank or the Issuer to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Bank or the Issuer, irrespective of whether or not such Bank or the Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Bank or the Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Bank and the Issuer under this clause (i) are in addition to other rights and remedies (including other rights of setoff) that such Bank or the Issuer may have.  Each Bank and the Issuer agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

                                (ii)           Any amount to be set-off pursuant to clause (i) above shall be denominated in Euros and any amount denominated in an Alternative Currency shall be in an amount equal to the Euro Amount of such amount at the most favorable spot exchange rate determined by the Administrative Agent to be available to it; provided that if at the time of any such determination no such spot exchange rate can reasonably be determined, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, any such determination to be conclusive absent manifest error.

                                (iii)          Each Bank and any assignee or participant of such Bank in accordance with Section 9.08 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to clause (i) above.

                (b)           Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of  the aggregate amount of principal and interest owing to it under this Agreement which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing to it under this Agreement, the Bank receiving such proportionately greater payment shall purchase such participations in the amounts owed to other Banks under this Agreement, and such other adjustments shall be made, as may be required so that all such payments of principal and interest received under this Agreement shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from such other Banks shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Banks' ratable share (according to the proportion of (A) the amount of such other Banks' required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any amount outstanding under this Agreement, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Amendments and Waivers

.

NY:791404.13

Except as otherwise provided in Section 9.19, any provision of this Agreement or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is consented to by the Borrower, the Guarantor and the Required Banks (or by the Administrative Agent with the consent of the Required Banks) and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent; provided that, no such amendment or waiver shall, unless consented to by all Banks directly affected thereby (or by the Administrative Agent with the consent of such Banks), (i) change the Commitments of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or decrease the rate of interest on any Loan or decrease any fees (other than fees payable to the Administrative Agent) hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, (viii) release the Guarantor from its obligations under Article X hereof or any other Guarantee (if any) given to support payment of the Loans or (ix) modify the definition of "Alternative Currency".

The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower (through the Administrative Agent) and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower (through the Administrative Agent) with sufficient information to enable it to make an informed decision with respect thereto.  Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Administrative Agent to each Bank promptly following the date on which the same shall have been executed and delivered by the requisite percentage of Banks.  The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each of the Banks consenting to or entering into any such waiver or amendment.

Successors and Assigns

.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereunder; provided that the Borrower and the Guarantor may not assign or otherwise transfer any of its respective rights under this Agreement without the prior written consent of each of the Banks (which consent shall not be unreasonably withheld or delayed).

Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, its Commitment hereunder or any other interest of such Bank hereunder.  In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.  In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) extend any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any decrease in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) release the Guarantor from its obligations under Article X hereof or release any other Guarantee (if any) given to support payment of the Loans.  The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time; provided that (x) a Participant shall not be entitled to receive any greater payment under Section 8.05 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent and (y) a Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 8.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 8.05(e) and (f) as though it were a Bank.  Each Bank agrees that, upon the request of the Borrower, such Bank shall disclose to the Borrower any participating interests sold by such Bank since the Closing Date.

NY:791404.13

Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C, executed by such Assignee and such transferor Bank and the Administrative Agent; provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Commitment; (ii) except in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, the amount of the Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to €25,000,000 (or any larger multiple of €5,000,000); and (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank without the consent of the (A) Administrative Agent and (B) so long as no Default or Event of Default has occurred and is continuing, the Borrower, such consents shall not be unreasonably withheld or delayed.  The Borrower may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.  Each Bank agrees to notify the Administrative Agent who will notify the other Banks of any assignment hereunder.  Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Administrative Agent (if applicable) and the Borrower (if applicable), (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Administrative Agent, (C) payment and delivery by the transferor Bank or the Assignee to the Administrative Agent of a €2,500 processing and recordation fee for each such Assignment to an Assignee and (D) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (b) of this Section.  If (i) a Bank assigns or transfers any of its rights or obligations under the Loan Documents or changes its Lending Office; and (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the Assignee or Bank acting through its new Lending Office under Section 8.05(a) (Taxes; Payments Free of Taxes) or the Borrower or an Additional Borrower would be required to pay more Mandatory Costs than payable previously, then the Assignee or Lender acting through its new Lending Office is only entitled to receive payment under Section 8.05(a) or Mandatory Costs to the same extent as the assigning Bank or Bank acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Brussels, Belgium, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

Subject to the provisions of Section 9.09, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

NY:791404.13

Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Confidentiality

.  Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any hedging agreement with a Bank or the Administrative Agent) or any legal or regulatory action or proceeding relating to this Agreement or any other Loan Document (or any hedging agreement with a Bank or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Bank, proposed purchasing Bank, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Bank on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Bank or in accordance with the Administrative Agent's or any Bank's regulatory compliance policy if the Administrative Agent or such Bank deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Bank or any of its subsidiaries or affiliates.  For purposes of this Section, "Information" means all information received from or at the direction of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Representation by Banks

.  Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business.

Obligations Several

.  The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder.  Nothing contained in this Agreement and no action taken by Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document, subject to any restrictions requiring actions to be taken upon the consent of the Required Banks, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

Governing Law

.  This Agreement shall be construed in accordance with and governed by English law.

Interpretation

.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

CONSENT TO JURISDICTION

NY:791404.13

.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF ENGLAND AND WALES, FOR THE ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Judgment Currency

.  The obligation of the Borrower to pay the obligations under this Agreement and the other Loan Documents and the obligation of the Borrower to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent, the Issuer and the Banks of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document.  The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the obligations under this Agreement and the other Loan Documents, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it.  The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

Counterparts

.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Reversal of Payments

.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Banks or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Loans or part thereof or other obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Survival of Indemnities

.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Banks are entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Banks against events arising after such termination as well as before.

Integration

.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Mohawk Credit Agreement Provisions

.

NY:791404.13

                (a)           Notwithstanding any other provision of any Loan Document to the contrary except for the immediately following subsection (b), the Borrower, the Guarantor, the Administrative Agent and the Banks hereby agree that as long as the Mohawk Credit Agreement remains in effect, if any term, covenant or condition contained in the Mohawk Credit Agreement or any other Loan Document (as defined in the Mohawk Credit Agreement) is amended or waived in accordance with, or otherwise in a manner effective under, the Mohawk Credit Agreement and such term, covenant or condition is also contained in this Agreement or any other Loan Document, then such term, covenant or condition contained in this Agreement or any other Loan Document shall be deemed amended or waived, as applicable, to the same extent amended or waived under the Mohawk Credit Agreement effective hereunder when such amendment or waiver becomes effective thereunder, automatically and without any action necessary by the Borrower, the Guarantor, the Administrative Agent or the Banks.  Not in limitation of the preceding sentence, the waiver of a Mohawk Credit Agreement Default in accordance with, or otherwise effective under, the Mohawk Credit Agreement, shall be deemed to be a waiver of any Default or Event of Default resulting from the events or circumstances that gave rise to such Mohawk Credit Agreement Default.  The Borrower agrees to provide the Administrative Agent and each Bank with a copy of such amendment or waiver.

                (b)           The provisions of the immediately preceding subsection (a) shall not apply to (i) any amendment to, or waiver of, Section 5.09(a) (Consolidation, Mergers, Sales of Assets and Dissolution) or Section 6.01(a) (Events of Default); or (ii) any amendment or waiver that would result in the occurrence of any of the events referred to in the first proviso of Section 9.06(a) (Amendments and Waivers).

USA Patriot Act.

The Administrative Agent and each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the USA Patriot Act.

Additional Borrowers.

                (a)           Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 5.19 ("Know your customer" checks), the Borrower may request that any of its Subsidiaries becomes an Additional Borrower.

                (b)           The Administrative Agent shall use its best efforts to determine to the best of its knowledge and, without affecting the obligations of the Borrower, shall within a reasonable time provide notice to the Borrower if the addition of a Subsidiary as an Additional Borrower will subject payments by the Additional Borrower to reduction or withholding in accordance with Section 8.05(a) (Taxes; Payments Free of Taxes) or result in Mandatory Costs in accordance with Section 2.06 (Interest Rates).  Upon receipt of such notice and acceptance by the Borrower, that Subsidiary shall become an Additional Borrower if:

Where the Subsidiary is not a Wholly Owned Subsidiary, all the Banks approve the addition of that Subsidiary, such consent not to be unreasonably withheld;

the Borrower delivers to the Administrative Agent a duly completed and executed Accession Letter;

the Borrower confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

the Administrative Agent has received all of the documents and other evidence listed in Schedule 9.21 (Conditions Precedent Required To Be Delivered By An Additional Borrower) in relation to that Additional Borrower, each in form and substance reasonably satisfactory to the Administrative Agent.

                (c)           The Administrative Agent shall notify the Borrower and the Banks promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Schedule 9.21 (Conditions Precedent Required To Be Delivered By An Additional Borrower).

                (d)           Each Additional Borrower hereby appoints the Borrower (the "Borrower Representative") to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans as described in Article II).  Each Additional Borrower acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of such Additional Borrower as the Borrower Representative deems appropriate in its sole discretion and such Additional Borrower shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, and (b) the Administrative Agent and each of the Banks shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of such Additional Borrower.

NY:791404.13

Service of process

                (a)           The Borrower and Guarantor irrevocably appoint Everett Collins & Loosely, ECL House, Lake Street, Leighton Buzzard, Bedfordshire, LU7 1RT, as its agent under the Loan Documents for service of process in any proceedings before the English courts in connection with any Loan Document.

                (b)           If any person appointed as process agent under this Section is unable for any reason to so act, the Borrower and Guarantor shall promptly (and in any event within 10 days of such event taking place) appoint another agent.  Failing this, the Administrative Agent may appoint another process agent for this purpose.

                (c)           The Borrower and Guarantor agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

This Section does not affect any other method of service allowed by law.

Severability.

If a term of a Loan Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction in relation to any party to that Loan Document, that will not affect:

(a)           in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Loan Documents;

(b)           in respect of any other party to such Loan Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Loan Documents; or

(c)           in respect of any party to such Loan Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Loan Documents.

GUARANTY AND INDEMNIFICATION

Guaranty and Indemnification

.  To induce the Banks to enter into this Agreement, the Guarantor, for value received, hereby irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of (i) all indebtedness and obligations owing by the Borrower to the Administrative Agent, the Issuer and the Banks under or in connection with this Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and all Reimbursement Obligations, and the payment of all interest, fees, charges, attorneys fees and other amounts payable to the Administrative Agent, the Issuer and the Banks hereunder or thereunder or in connection therewith; and (ii) all amounts in respect of the foregoing (including, but not limited to, post-petition interest) which would become due but for the operation of the automatic stay under section 362(a) of the United States Bankruptcy Code of 1978 or other applicable bankruptcy, insolvency or similar law ((i) and (ii) collectively referred to as  (the "Guarantied Obligations").  The Guarantor, for value received, hereby indemnifies each Bank immediately on demand against any loss or liability suffered by that Bank if any obligation expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Bank would otherwise have been entitled to recover.

Guaranty of Payment and Not of Collection

NY:791404.13

.  The guaranty by the Guarantor under this Article is a guaranty of payment, and not of collection, and a debt of the Guarantor for its own account.  Accordingly, none of Administrative Agent, the Issuer or the Banks shall be obligated or required before enforcing the obligations of the Guarantor under this Article against the Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower or any other Person or commence any suit or other proceeding against the Borrower or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower or any other Person; or (c) to make demand of the Borrower or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent, the Issuer or any of the Banks which may secure any of the Guarantied Obligations.

Guaranty Absolute

.  The Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuer and the Banks with respect thereto.  The obligations of the Guarantor under this Article shall be absolute and unconditional in accordance with their terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever.

Waiver

.  The Guarantor, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally waives acceptance of (i) notice of any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, and (ii) any offset or counterclaim or other right, defense or claim relating to any obligation now or later owed to the Guarantor for the Borrower or the Banks; each of which in any manner or to any extent might vary the risk of the Guarantor or which otherwise might operate to discharge the Guarantor from its obligations under this Article.

Inability to Accelerate

.  If the Administrative Agent, the Issuer or any of the Banks is prevented from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, Administrative Agent, the Issuer or such Bank, as the case may be, shall be entitled to receive from the Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Reinstatement of Guarantied Obligations

.  If claim is ever made on the Administrative Agent, the Issuer or any of the Banks for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent, the Issuer or such Bank repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent, the Issuer or such Bank with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation of any of the Guarantor's obligations under this Article or the cancellation of any of the Loan Documents, or any other instrument evidencing any liability of the Borrower, and the Guarantor shall be and remain liable to the Administrative Agent, the Issuer or such Bank for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent, the Issuer or such Bank.

Subrogation

.  The Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action the Guarantor may have against the Borrower arising by reason of any payment or performance by the Guarantor pursuant to this Article, unless and until all of the Guarantied Obligations have been irrevocably and indefeasibly paid and performed in full, including, without limitation (i) any right of contribution or indemnity; (ii) claim, rank, prove or vote as a creditor of the Borrower or its estate; or (iii) receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower, in each case.  If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held by the Administrative Agent for the benefit of the Banks and shall forthwith be paid to the Banks to be credited and applied to the Guarantied Obligations, whether matured or unmatured.  Subject to the foregoing, upon payment in full of all of the Guarantied Obligations, the Guarantor shall be subrogated to the rights of the payee against the Borrower and the Banks agree to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

Expenses

.  The Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including without limitation the reasonable fees and disbursements of the Administrative Agent and the Banks' counsel) incurred in the enforcement or protection of the rights of the Banks hereunder; provided that the Guarantor shall not be liable for any expenses of the Banks hereunder if no payment under this Guaranty is due.

Cumulative Rights

NY:791404.13

.  No failure on the part of the Banks to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Banks of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Banks from time to time.

Nature of Rights

.  Each default in the payment of any of the Guarantied Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

None of the obligations of the Guarantor hereunder shall be affected or impaired by any waiver by the Banks of the performance or observance by the Borrower of any of the agreements, covenants, terms or conditions contained in this Agreement, or any indulgence in or the extension of the time for payment by the Borrower of any amounts payable under or in connection with this Agreement or of the time for performance by the Borrower of any other obligations under or arising out of this Agreement or the extension or renewal thereof, or the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Borrower set forth in this Agreement or the voluntary or involuntary liquidation, sale or other disposition of all or substantially all the assets of the Borrower, or receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its respective assets, or the consolidation or merger of any obligor, any set-off or counterclaim that the Banks may have against the Borrower, or any amendment, waiver or release of any other collateral, guarantee or other security in respect of this Agreement, or to the fullest extent permitted under applicable law, any other cause or circumstance, whether similar or dissimilar to the foregoing which might otherwise constitute a legal or equitable defence available to, or discharge of, the Guarantor.

The obligations of the Guarantor hereunder are primary, absolute, irrevocable and unconditional.  This Guaranty is continuing in nature, shall be effective with respect to the full amount of all Guarantied Obligations, now existing or hereafter arising or extended, and shall remain in full force and effect and be binding upon the Guarantor, until the payment in full of the Guarantied Obligations.  In the event that any payment by the Borrower in respect of any Guarantied Obligations is rescinded, avoided or must otherwise be restored or returned for any reason whatsoever, the guaranty by the Guarantor under this Article shall continue to be effective or will be reinstated, if necessary, and the Guarantor shall remain liable hereunder in respect of such Guarantied Obligations, in each case as if such payment had not been made.

[Signature Pages Follow] 57

NY:791404.13

IN WITNESS WHEREOF, the parties hereto have caused this Five Year Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MOHAWK INTERNATIONAL HOLDINGS

S.À R.L., as Borrower

By: /s/: Scott Veldman

Name: Scott Veldman

Title: Vice President & Treasurer

[Signature Pages Continue]

[Five Year Credit Agreement - Unilin]

NY:791404.13

[Signature Page to Five Year Credit Agreement for Mohawk International Holdings S.à r.l]

MOHAWK INDUSTRIES, INC., as Guarantor

By: /s/: Scott Veldman

Name: Scott Veldman

Title: Vice President & Treasurer

[Signature Pages Continue]

[Five Year Credit Agreement - Unilin]

NY:791404.13

[Signature Page to Five Year Credit Agreement for Mohawk International Holdings S.à r.l]

KBC BANK NV, as Administrative Agent, the Issuer and a Bank

By: /s/: Dirk Witters

Name: Dirk Witters

Title:  Global Relationship Manager, Multinationals

[Signature Pages Continue]

[Five Year Credit Agreement - Unilin]

NY:791404.13

[Signature Page to Five Year Credit Agreement for Mohawk International Holdings S.à r.l]

ING Luxembourg SA, as a Bank

By: /s/ Yves Verhuldt

Name: Yves Verhuldt

Title: Sous-Directeur

[Five Year Credit Agreement - Unilin]

NY:791404.13

Exhibit A

Opinion of Counsel for the

Administrative Agent on behalf of the Banks

To be dated as of the Closing Date and in the form attached hereto. NY:791404.13

Exhibit B

OPINION OF
COUNSEL FOR THE BORROWER

To be dated as of the Closing Date and in the form attached hereto.

NY:791404.13

Exhibit C

ASSIGNMENT AND ACCEPTANCE

Dated __________ ___, ________

Reference is made to the Five Year Credit Agreement dated as of ______ __, 2005 (together with all amendments or modifications thereto, the "Credit Agreement") by and among Mohawk International Holdings S.à r.l., a corporation organized under the laws of the Grand Duchy of Luxembourg (the "Borrower"), KBC Bank NV, as Administrative Agent and the other banks from time to time party thereto (collectively, the "Banks").  Terms defined in the Credit Agreement are used herein with the same meaning.

_____________________ (the "Assignor") and ____________ (the "Assignee") agree as follows:

The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a _____% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Closing Date (as defined below) (including, without limitation, a ____% interest (which on the Closing Date hereof is €____________) in the aggregate principal amount of the Assignor's Commitment).

The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Documents furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim and that as of the date hereof the aggregate principal amount of the Assignor's Commitments (without giving effect to assignments thereof which have not yet become effective) is €____________ and the aggregate outstanding principal amount of all Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is €____________; and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.04(a) thereof (or any more recent financial statements of the Borrower delivered pursuant to Section 5.01(a) or (b) thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a bank or financial institution; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; (v) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof, (vi) represents and warrants that the execution, delivery and performance of this Assignment and Acceptance are within its corporate powers and have been duly authorized by all necessary corporate action and (vii) attaches such documents as are necessary to indicate that all payments to be made to the Assignee under the Credit Agreement are not subject to withholding or other similar taxes (or at a reduced rate as per an applicable tax treaty).

The Closing Date for this Assignment and Acceptance shall be _______________ (the "Closing Date").

From and after the Closing Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent rights and obligations have been transferred to it by this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent its rights and obligations have been transferred to the Assignee by this Assignment and Acceptance, relinquish its rights (other than under Section 9.04 of the Credit Agreement) and be released from its obligations under the Credit Agreement.

NY:791404.13

From and after the Closing Date, the Borrower shall make all payments in respect of the interest assigned hereby to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to such acceptance by the Borrower directly between themselves.

This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of England.

[NAME OF ASSIGNOR]

By:

Name:____________________________
Title: ____________________________

[NAME OF ASSIGNEE]

By:

Name:____________________________
Title: ____________________________

Lending Office:

[Address]

CONSENTED AND AGREED TO:

MOHAWK INTERNATIONAL HOLDINGS S.À R.L., as Borrower

By:

Name:____________________________
Title: ____________________________

KBC BANK NV,

as Administrative Agent

By:

Name:____________________________
Title: ______________________________

NY:791404.13

Exhibit D-1

NOTICE OF BORROWING

___________, _______

KBC Bank NV, as Administrative Agent

Attention:

Re:          Five Year Credit Agreement dated as of ____________, 2005 (as amended or modified from time to time, the "Credit Agreement") by and among MOHAWK INTERNATIONAL HOLDINGS S.À R.L., as Borrower, KBC BANK NV, as Administrative Agent, and the other Banks from time to time party thereto.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Borrowing is delivered to you pursuant to Section 2.02 of the Credit Agreement.

The Borrower hereby requests a Eurocurrency Borrowing in the aggregate principal amount of ________________ to be made on ______________, 20____[1], and for interest to accrue thereon at the rate established by the Credit Agreement for Eurocurrency Loans.  The duration of the Interest Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months] [12 months].  The Permitted Currency in which such Loan shall be made is ______________.

The proceeds of any borrowing requested hereunder shall be made available to the Borrower by ______________________.

[Signature Page Follows] NY:791404.13

The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer this _________ day of ______________, 20____.

MOHAWK INTERNATIONAL HOLDINGS

S.À R.L., as Borrower

By:

Name:____________________________
Title: ____________________________

NY:791404.13

Exhibit D-2

NOTICE OF CONTINUATION

_____________________, 20____

KBC Bank NV, as Administrative Agent

Attention:

Re:          Five Year Credit Agreement dated as of ____________, 2005 (as amended or modified from time to time, the "Credit Agreement") by and among MOHAWK INTERNATIONAL HOLDINGS S.À R.L., as Borrower, KBC BANK NV, as Administrative Agent, and the other Banks from time to time party thereto.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Continuation is delivered to you pursuant to Section 2.03 of the Credit Agreement.

With respect to the Eurocurrency Loans denominated in ________________ in the aggregate amount of ___________ each of which has an Interest Period ending on _____________, the Borrower hereby requests that such Loans be continued as Eurocurrency Loans in the aggregate principal amount of __________ to be made on such date, and for interest to accrue thereon at the rate established by the Credit Agreement.  The duration of the Interest Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months] [12 months].

The Borrower has caused this Notice of Continuation to be executed and delivered by its duly authorized officer this ______ day of ____________, 20___.

MOHAWK INTERNATIONAL HOLDINGS     S.À R.L., as Borrower

By: ________________________________
Name:_______________________________

Title: _______________________________
NY:791404.13

Exhibit E

COMPLIANCE CERTIFICATE

Reference is made to the Five Year Credit Agreement dated as of ________ __, 2005 (as amended or modified from time to time, the "Credit Agreement") by and among MOHAWK INTERNATIONAL HOLDINGS S.À R.L., as Borrower, KBC BANK NV, as Administrative Agent, and the other Banks from time to time party thereto.

Pursuant to Section 5.01(c) of the Credit Agreement, ____________, the duly authorized _____________________ of the Guarantor hereby certifies, on behalf of the Guarantor, to the Banks that the information contained in the Compliance Check List attached hereto is true, accurate and complete as of ____________, _____, and that no Defaults or Events of Default exist.

By: ________________________________

Name: ______________________________

Title: _______________________________

NY:791404.13

COMPLIANCE CHECK LIST

(Mohawk Industries, Inc.)

____________

____________, _____

1. Debt to Capitalization Ratio (Section 5.03)

The Debt to Capitalization Ratio shall be less than or equal to 0.65 to 1.00 at the end of each Fiscal Quarter; provided, that for any Fiscal Quarter ending on or after the date that is 1 year following the closing date of the Unilin Acquisition and for each Fiscal Quarter thereafter, the Debt to Capitalization shall be less than or equal to 0.60 to 1.00 at the end of each Fiscal Quarter.

(a)           Consolidated Debt                                                                                                                               $_______

(b)           Consolidated Total Capital                                                                                                                 $_______

                Actual Ratio of (a) to (b)                                                                                                     ________

                Maximum Ratio                                                                     <0.65 to 1.00 or <0.60 to 1.00

                                                                                                                                                (as applicable)

                Debt Rating (most recent)                                                  ______ Moody's; _______ S&P

                Pricing Level from Debt Rating                                                                          Level ________

                Applicable Margin:

                Base Rate:                                                                                                                                             ______%*[2]

                Eurocurrency:                                                                                                                                       ______%*

                Facility Fee                                                                                                                                            ______%*

                Utilization Fee                                                                                                                       ______%*

2.             Negative Pledge (Section 5.06) and Subsidiary Debt (Section 5.18):

                Liens permitted under paragraphs (a) through (h) of Section 5.06                              $________

                Debt of Subsidiaries incurred pursuant to paragraph (e) of

                Section 5.18                                                                                                                                           $________

                Total:                                                                                                                                                      $________

                Limitation - 15% of Consolidated Net Worth                                                               $________

NY:791404.13

3.             Calculations with respect to Asset Securitizations:

                Outstanding attributed principal amount under any

                Asset Securitization                                                                                                                            $________

NY:791404.13

Exhibit F

Form of Accession Letter

To:          KBC BANK NV, as Administrative Agent

From:      [Additional Borrower] and [Borrower]

Dated:

Dear Sirs

MOHAWK INTERNATIONAL HOLDINGS S.À R.L. -Five Year Credit Agreement

dated as of [        ], 2005 (the "Agreement")

We refer to the Agreement.  This is an Accession Letter.  Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

[Additional Borrower] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 9.21 (Additional Borrowers) of the Agreement.  [Additional Borrower] is a company duly incorporated under the laws of [name of relevant jurisdiction].

[Additional Borrower's] administrative details are as follows:

Address:

Telephone No:

Telecopy No:

Attention:

This Accession Letter is governed by English law.

[Additional Borrower], as Additional Borrower

By:

Name:     ______________________________
Title:       _______________________________

MOHAWK INTERNATIONAL HOLDINGS     S.À R.L., as Borrower

By:

Name:                                                  ______________________________
Title:                                       _______________________________NY:791404.13

Schedule 1.01(a)

Commitments and Lending Offices

BANK	COMMITMENT	LENDING OFFICE
KBC Bank NV	€65,000,000	KBC Bank NV, Dublin Branch Sandwith Street, Dublin 2 Ireland
ING Luxembourg SA	€65,000,000	ING Luxembourg SA 52, route d'Esch L-2965 Luxembourg Luxembourg

NY:791404.13

Schedule 2.06

Calculation of the Mandatory Cost

General

The Mandatory Cost is to compensate a Bank for the cost of compliance with the requirements of the European Central Bank.

The Mandatory Cost is expressed as a percentage rate per annum.

The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Bank in the relevant Loan) of the rates for the Banks calculated by the Administrative Agent in accordance with this Schedule.

The Administrative Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the amount of their respective Commitments.

Any determination by the Administrative Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the parties hereto

Banks lending from a Lending Office in a Participating Member State

The relevant rate for a Bank lending from a Lending Office in a Participating Member State is the percentage rate per annum notified by that Bank to the Administrative Agent.  This percentage rate per annum must be certified by that Bank in its notice to the Administrative Agent as its reasonable determination of the cost (expressed as a percentage of that Bank's share in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

If a Bank fails to specify a rate under paragraph 0 above, the Administrative Agent will assume that the Bank has not incurred any such cost.

Banks lending from a Lending Office in the U.K.

The relevant rate for a Bank lending from a Lending Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

for any other Loan:

where on the day of application of the formula:

A             is the percentage of that Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B             is the percentage rate of EURIBOR for the relevant Interest Period;

NY:791404.13

C             is the percentage (if any) of that Bank's eligible liabilities which the Bank of England requires it to place as an interest-bearing special deposit;

D             is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E              is calculated by the Administrative Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Administrative Agent under paragraph 0 below and expressed in pounds per £1 million.

For the purposes of this paragraph 0:

eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1998 or (as appropriate) by the Bank of England;

fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5 per cent. and B = 15 per cent., AB is calculated as 0.5 x 15.  A negative result obtained by subtracting D from B is taken as zero.

Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

If requested by the Administrative Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

Each Bank must supply to the Administrative Agent the information required by it to make a calculation of the rate for that Bank.    In particular, each Bank must supply the following information on or prior to the date on which it becomes a Bank:

the jurisdiction of its Lending Office; and

any other information that the Administrative Agent reasonably requires for that purpose.

Each Bank must promptly notify the Administrative Agent of any change to the information supplied to it under this paragraph.

The percentages of each Bank for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Administrative Agent based upon the information supplied to it under paragraphs (d) and (e) above.  Unless a Bank notifies the Administrative Agent to the contrary, the Administrative Agent may assume that the Bank's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the U.K.

The Administrative Agent has no liability to any party to this Agreement if its calculation over or under compensates any Bank.  The Administrative Agent is entitled to assume that the information provided by any Bank or Reference Bank under this Schedule 2.06 is true and correct in all respects.

NY:791404.13

Banks lending from a Lending Office in the U.S.

                The relevant rate for the Bank if it is lending from a Lending Office in the U.S. is defined to mean, for any day for which the formula applies, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages on that day established by the Fed (including those imposed by Regulation D of the Fed as well as any marginal, special, emergency or supplemental reserves) expressed as a decimal, to which the Bank is subject with respect to for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Fed).  Loans shall be deemed to constitute eurocurrency funding and to be subject to the reserve requirements established by the Fed without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under Regulation D or any comparable regulation.

Changes

The Administrative Agent may, after consultation with the Borrower, determine and notify all the parties hereto of any amendment to this Schedule which is required to reflect:

any change in law or regulation; or

any requirement imposed by the European Central Bank (or, in any case, any successor authority).

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Schedule 4.05

Litigation

None.

NY:791404.13

Schedule 4.08

Subsidiaries

NY:791404.13

Name of Subsidiary	Jurisdiction of Formation	Holders of Equity Interest
Mohawk Carpet Corporation	Delaware	Borrower
World International, Inc.	Barbados	Mohawk Carpet Corporation
Mohawk Servicing, Inc.	Delaware	Mohawk Carpet Corporation
Mohawk Factoring, Inc.	Delaware	Mohawk Carpet Corporation (79.3%) World International, Inc. (20.7%)
Aladdin Manufacturing Corporation	Delaware	Mohawk Carpet Corporation
Mohawk International FSC, Inc.	Barbados	Mohawk Carpet Corporation
Horizon Europe, Inc.	Georgia	Aladdin Manufacturing Corporation
Mohawk Mills, Inc.	Delaware	Aladdin Manufacturing Corporation
Mohawk Brands, Inc.	Delaware	Aladdin Manufacturing Corporation
Mohawk Resources, Inc.	Delaware	Mohawk Carpet Corporation
Mohawk Canada Corporation	Nova Scotia	Mohawk Carpet Corporation
Aladdin of Texas Holdings, LLC	Delaware	Mohawk Mills, Inc.
Mohawk Carpet Distribution, L.P.	Delaware	Mohawk Mills, Inc. (99%) Aladdin of Texas Holdings, LLC (1%)
Mohawk Carpet Transportation of Georgia, LLC	Delaware	Mohawk Carpet Distribution, L.P.
Dal-Tile International Inc.	Delaware	Borrower
Dal-Tile Group Inc.	Delaware	Dal-Tile International Inc.
Dal-Tile Corporation	Pennsylvania	Dal-Tile Group Inc.
DTM/CM Holdings Inc.	Delaware	Dal-Tile Group Inc.
Dal-Tile Canada Inc.	Ontario, Canada	Dal-Tile Group Inc.
Dal-Tile Mexico S.A. de C.V.	Mexico	Dal-Tile Group Inc. (99.985%) DTM/CM Holdings Inc. (0.004%) Dal-Tile Corporation (0.011%)
Dal-Tile Puerto Rico Inc.	Puerto Rico	Dal-Tile Corporation
DTG Tile LLC.	Delaware	Dal-Tile Corporation
DTL Tile LLC	Delaware	Dal-Tile Corporation
Dal-Tile I LLC	Delaware	Dal-Tile Corporation
Dal-Elite L.P.	Texas	DTL Tile Corp. (99%) DTG Tile Corp. (1%)
Dal-Italia LLC (80%)	Delaware	Dal-Tile I LLC (80%) EMILAMERICA, Inc. (unrelated) (20%)
Dal-Tile Services, Inc.	Delaware	Dal-Tile Corporation
Dal-Tile SSC East, Inc.	Delaware	Dal-Tile Corporation
Dal-Tile SSC West, Inc.	Delaware	Dal-Tile Corporation
Mohawk ESV, Inc.	Delaware	Mohawk Carpet Corporation
Aladdin Texas, LLC	Delaware	Mohawk Carpet Distribution, L.P.
Lees Mohawk (UK) Limited UK	United Kingdom	Mohawk Carpet Corporation
Mohawk Commercial, Inc.	Delaware	Mohawk Carpet Corporation
Mohawk International Holdings S.à r.l.	Luxembourg	Mohawk Global Investments S.à r.l.
Mohawk International (Europe) S.à r.l.	Luxembourg	Mohawk International Holdings S.à r.l.
Unilin Flooring BVBA	Belgium	Mohawk International Holdings S.à r.l. Mohawk International (Europe) S.à r.l. (1 share only)
Unilin Holding NV	Belgium	Unilin Flooring BVBA Mohawk International (Europe) S.à r.l. (1 share only)
Unilin Industries NV	Belgium	Unilin Holding NV (99.43%) Unilin Flooring BVBA (0.57%)
Unilin IMMO NV	Belgium	Unilin Holding NV (99.9%) Unilin Industries NV (0.1%)
Unilin Holding Inc.	North Carolina	Unilin Flooring BVBA
Unilin Flooring NC LLC	North Carolina	Unilin Holding Inc.
Fibrolin Partnership	Nevada	Unilin Flooring BVBA (99%) Unilin Industries NV (1%)
Unifin Inc.	Delaware	Fibrolin Partnership
Unilin NV	Belgium	Unilin Industries NV (99.9%) Unilin Holding NV (0.1%)
Unilin Holding SAS	France	Unilin Décor NV (74%) Unilin NV (16%) Unilin Systems NV (10%)
Unilin SAS	France	Unilin Holding SAS
Unilin US MDF Branch	Belgium	Unilin Flooring BVBA (98.05%) Unilin NV (1.95%)
Unilin Décor NV	Belgium	Unilin Industries NV (99.975%) Unilin NV (0.025%)
Eurokit NV	Belgium	Unilin Décor NV (92%) Unilin Industries NV (8%)
Unilin Systems NV	Belgium	Unilin Industries NV (99.9%) Unilin NV (0.01%)
Unilin Systems SA	France	Unilin Systems NV (99.76%) Private (0.24%)
Unilin Systems Sud SAS	France	Unilin Systems SA (93.5%) Unilin Systems NV (5.7%) Private (0.8%)
Unilin Beheer BV	The Netherlands	Unilin Systems NV
Unilin/Multipre BV	The Netherlands	Unilin Beheer BV
Unilin Systems BV	The Netherlands	Unilin Beheer BV
Opstalan Holdings BV	The Netherlands	Unilin Systems NV
Opstalan BV	The Netherlands	Opstalan Holding BV
Cevotrans BV	The Netherlands	Opstalan BV
IBC Timmerfabriek BV	The Netherlands	Opstalan BV
Flooring Industries Ltd.	Ireland	Unilin Industries NV
Timber Technique Services	Ireland	Flooring Industries Ltd.
Timber Technique Finance Ltd.	Ireland	Flooring Industries Ltd.
Unilin GMBH	Germany	Unilin Industries NV
Unilin UK Ltd.	United Kingdom	Unilin Industries NV
Mohawk International Holdings (DE) Corporation	Delaware	Borrower
Mohawk Rock Holdings Limited	Gibraltar	Mohawk International Holdings (DE) Corporation
Mohawk Global Investments S.à r.l.	Luxembourg	Mohawk Rock Holdings Limited

NY:791404.13

Schedule 5.06

Existing Liens

Description of Leases	Starting Date	End Date	Total Reimbursements
Unilin NV - Locabel 2002	12/20/2002	9/20/2010	€11,079,591.66
Unilin SA - Locabel II	8/20/2000	5/20/2008	€14,176,874.76
Unilin SA - Locindus I	12/17/1999	6/17/2009	€7,448,993.95
	2/3/2001	6/17/2009	€1,902,191.23
Unilin SA - Locindus II	3/4/2004	6/17/2009	€9,504,147.58
Systems Sud SAS - crédit bail	6/1/2003	3/1/2018	€476,161.16

NY:791404.13

Schedule 9.21

Conditions Precedent Required To Be
Delivered By An Additional Borrower

1.             An Accession Letter, duly executed by the Additional Borrower and the Borrower.

2.             A copy of the constitutional documents of the Additional Borrower.

3.             A copy of a resolution of the board of directors of the Additional Borrower:

(a)           approving the terms of, and the transactions contemplated by, the Accession Letter and the Loan Documents and resolving that it execute the Accession Letter;

(b)           authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)           authorizing a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices (including, in relation to an Additional Borrower, any Notice of Borrowing or Notice of Continuation) to be signed and/or dispatched by it under or in connection with the Loan Documents

4.             A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.             A certificate of the Additional Borrower (signed by a director or officer) confirming that borrowing under this Agreement would not cause any borrowing or similar limit binding on it to be exceeded.

6.             A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.             A copy of any other authorisation or other document, opinion or assurance which the Administrative Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Loan Document.

8.             If available, the latest audited financial statements of the Additional Borrower.

9.             A legal opinion of the legal advisers to the Administrative Agent in the jurisdiction in which the Additional Borrower is incorporated.

10.           If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 9.22 (Service of process), if not an Borrower, has accepted its appointment in relation to the proposed Additional Borrower.

NY:791404.13

[1] Complete with a Business Day pursuant to the requirements of Section 2.02(a).

*  Subject to verification by the Banks.